UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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TrueCar, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2019 PROXY STATEMENT

AND

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 16, 2019

AT 8:30 A.M. PACIFIC TIME

www.virtualshareholdermeeting.com/True2019

Letter to Stockholders April 3, 2019

Dear TrueCar Stockholders,

We are pleased to invite you to attend our 2019 Annual Meeting of Stockholders, which we refer to as the Annual Meeting, to be held on Thursday, May 16, 2019 at 8:30 a.m. Pacific Time. At the Annual Meeting, we will ask you to consider the following proposals as more fully described in the accompanying proxy statement:

•   To elect three Class II directors to serve until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified;

•   To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

•   To approve, on an advisory basis, the fiscal 2018 compensation of our named executive officers; and

•   To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our board of directors has fixed the close of business on March 21, 2019 as the record date for the Annual Meeting. Only stockholders of record as of March 21, 2019 are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

The Annual Meeting will be a completely virtual meeting of stockholders. All stockholders are cordially invited to attend the Annual Meeting by live webcast. You will not be able to attend the Annual Meeting in person. As described in more detail in the accompanying proxy statement, our board of directors believes that holding a virtual stockholder meeting facilitates attendance, increases participation and communication and offers significant time and cost savings to us and our stockholders and therefore has chosen this over an in-person meeting. To participate, vote or submit questions during the Annual Meeting by live webcast, please visit www.virtualshareholdermeeting.com/True2019.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, we are once again pleased to provide our stockholders access to our proxy materials on the Internet at http://materials.proxyvote.com/89785L rather than in paper form. The Notice of Internet Availability, which contains instructions on how to access the proxy materials and our 2018 Annual Report to Stockholders, is first being given or sent on or about April 3, 2019 to our stockholders entitled to vote at the Annual Meeting. Our stockholders will also have the ability to request that a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability.

Your vote is important. Whether or not you plan to attend the Annual Meeting by live webcast, we urge you to submit your vote on the Internet or by telephone or mail to ensure your shares are represented. For specific instructions on how to vote your shares, please refer to the section entitled “General Information” and the instructions on the Notice of Internet Availability. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the virtual meeting and to vote your shares at the virtual meeting. Please vote as soon as possible.

Sincerely,

Chip Perry

President and Chief Executive Officer

Santa Monica, California

TABLE OF CONTENTS

Notice of 2019 Annual Meeting of Stockholders
1	General Information
8	Executive Officers, Directors and Corporate Governance

8	Executive Officers, Directors

15	Board Composition

15	Board Meetings and Director Communications

16	Policy Regarding Nominations

16	Director Independence

16	Board Committees

20	Compensation Committee Interlocks and Insider Participation

21	Code of Business Conduct and Ethics

21	Board Leadership Structure

21	Board’s Role in Risk Oversight

21	Information on Compensation Risk Assessment

22	2018 Non-Employee Director Compensation

23	Outside Director Compensation Policy

24	Section 16(a) Beneficial Ownership Reporting Compliance
25	Security Ownership of Certain Beneficial Owners and Management

29	Compensation Discussion and Analysis

44	2018 Summary Compensation Table

46	2018 Grants of Plan Based Awards Table

47	Outstanding Equity Awards at Fiscal Year-End

49	2018 Option Exercises and Stock Vested Table

49	Executive Employment Arrangements

51	Potential Payments Upon Termination, Change in Control or Certain Other Events

58	Equity Compensation Plan Information

59	CEO Pay Ratio
60	Certain Relationships and Related Party and Other Transactions
62	Audit Committee Report
63	Proposal One: Election of Directors
64	Proposal Two: Ratification of Selection of Independent Registered Public Accountants
66	Proposal Three: Advisory Vote to Approve Named Executive Officer Compensation
A-1	Annex A - Reconciliation of GAAP to Non-GAAP Financial Measures

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2019: This proxy statement, along with the 2018 Annual Report to Stockholders, is available at the following website: http://materials.proxyvote.com/89785L.

By furnishing a Notice of Internet Availability and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting.

The Notice of Internet Availability will also provide instructions on how you may request electronic or paper delivery of future proxy materials. If you choose to receive electronic delivery of future proxy materials, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic or paper delivery will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic delivery, which will (i) allow us to provide you with the information you need in a more timely manner, (ii) reduce printing and mailing documents to you and (iii) conserve natural resources.

GENERAL INFORMATION

General Information

Q: Why am I receiving these materials?

A: The board of directors of TrueCar, Inc., which we refer to as the Board, is furnishing this Proxy Statement to you. It contains information related to our 2019 Annual Meeting of Stockholders, which we refer to as the Annual Meeting, to be held on Thursday, May 16, 2019 beginning at 8:30 a.m. Pacific Time and at any postponements or adjournments thereof. You can attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/True2019, where you will be able to participate, submit questions and vote online. References in this Proxy Statement to “we,” “us,” “our,” “the Company” or “TrueCar” refer to TrueCar, Inc.

Q: What is included in these materials?

A: These materials include this Proxy Statement for our Annual Meeting of Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, or the SEC, on March 1, 2019, which we refer to as the Annual Report. We first made these materials available to you on the Internet on April 3, 2019. Our principal executive offices are located at 120 Broadway, Suite 200, Santa Monica, CA 90401, and our telephone number is (800) 200-2000. We maintain a website at www.TrueCar.com. The information on our website is not a part of this Proxy Statement.

Q: What matters will stockholders vote on at the Annual Meeting?

A: Stockholders will vote on the following matters at the Annual Meeting:

•	to elect Robert Buce, John Krafcik and Wesley Nichols as Class II directors to serve until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;
•	to approve, on an advisory basis, the fiscal 2018 compensation of our named executive officers; and

•	to transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q: How does the Board recommend that I vote on these proposals?

A: The Board recommends a vote:

•	FOR the election of Robert Buce, John Krafcik and Wesley Nichols as Class II directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•	FOR the approval of the advisory resolution indicating approval of the fiscal 2018 compensation of the Company’s named executive officers.

Q: Who is making this solicitation?

A: The proxy for the Annual Meeting is being solicited by and on behalf of TrueCar by its Board.

Q: Who pays for the proxy solicitation process?

A: TrueCar will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or electronic communications. None of these individuals will receive any additional or special compensation for doing this, although we may reimburse these individuals for their reasonable out-of-pocket expenses. Further, we have

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GENERAL INFORMATION

engaged Alliance Advisors, LLC, or Alliance, to assist in the solicitation of proxies and to provide related advice and support for a fee of approximately $25,000 and the reimbursement of customary expenses. We may engage Alliance for additional solicitation work and incur fees greater than $25,000 depending on a variety of factors, including preliminary voting results and recommendations from proxy advisors.

Q: Who may vote at the Annual Meeting?

A: Stockholders of record as of the close of business on March 21, 2019, which we refer to as the Record Date, are entitled to receive notice of, attend online and vote by live webcast at the Annual Meeting. Each share of our common stock is entitled to one vote on each matter. As of the Record Date, there were 105,119,046 shares of our common stock issued and outstanding, held by 114 holders of record. Each share of our common stock is entitled to one vote on each matter.

Q: Why is TrueCar conducting the Annual Meeting as an exclusively virtual, online meeting?

A: This is the fourth year we have conducted an exclusively virtual annual meeting. Our virtual annual meetings afford all stockholders no fewer rights and opportunities to participate in our annual meetings than they would have at an in-person meeting; for example, the virtual format allows stockholders to communicate with us before and during the meeting so that they can ask questions of our Board or management. At the same time, we believe that holding the Annual Meeting solely on the Internet facilitates stockholder attendance and will increase stockholder participation and communication by enabling each stockholder to interact with us fully and equally, in real time, from any location around the world at no cost. A virtual annual meeting also makes it possible for more stockholders (regardless of the size of their holdings or their resources or physical location) to have direct access to information more quickly while offering us and our stockholders significant time and cost savings. We are aware of members of the investor community who believe that virtual annual meetings do not present sufficient opportunities for stockholders to interact with directors and management. While our stockholders, on the whole, have not expressed concern about our virtual meetings, our Board intends to continue carefully reviewing and considering alternative meeting platforms for future annual meetings.

Q: What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A: Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record of those shares, and we sent these proxy materials directly to you.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and that organization forwarded these proxy materials to you. The organization holding your account is the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

Q: If I am a stockholder of record of TrueCar shares, how do I vote?

A: If you are a stockholder of record, there are four ways to vote:

•	On the Internet. You may vote by proxy on the Internet by following the instructions found on the proxy card.

•	By Telephone. You may vote by proxy by calling the toll free number on the proxy card.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

•	During the Meeting. You may vote during the Annual Meeting live on the Internet by following the instructions posted at www.virtualshareholdermeeting.com/True2019.

The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on May 15, 2019.

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GENERAL INFORMATION

Q: If I am a beneficial owner of shares held in street name, how do I vote?

A: If you are a beneficial owner of shares held in street name, you should have received from your broker, bank or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a “vote instruction form” sent by the broker, bank or other nominee. Please follow their instructions carefully. Street name stockholders may generally vote by one of the following methods:

•	On the Internet. You may vote by proxy on the Internet by following the instructions found on the vote instruction form your broker, bank, trustee or nominee provides you. Additional Instructions can be found at www.virtualshareholdermeeting.com/True2019.

•	By Telephone. You may vote by proxy by calling the toll free number found on the vote instruction form your broker, bank, trustee or nominee provides you.

•	By Mail. You may vote by proxy by filling out the vote instruction form and returning it in the envelope your broker, bank, trustee or nominee provides you.

Q: If I submit a proxy, how will it be voted?

A: If you submit proxies that are properly dated, executed and returned, we will vote the shares represented by them at the Annual Meeting in accordance with your instructions. If the proxies do not contain specific instructions, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote or revoke my proxy?”

Q: What should I do if I get more than one proxy or voting instruction card?

A: Stockholders may receive more than one set of voting materials, including multiple copies of these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials for each brokerage account in which they hold shares. Stockholders of record whose shares are registered in more than one name will receive more than one set of proxy materials. You should vote all of the proxy cards and in accordance with all of the voting instruction cards you receive relating to our Annual Meeting to ensure that all of your shares are counted.

Q: Can I change my vote or revoke my proxy?

A: You may change your vote or revoke your proxy at any time before the vote is taken at the Annual Meeting.

If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to our Corporate Secretary at TrueCar, Inc., 120 Broadway, Suite 200, Santa Monica, California 90401 before your shares are voted or (3) attending the virtual Annual Meeting and voting by live webcast. Attending the Annual Meeting by live webcast will not cause your previously granted proxy to be revoked unless you specifically so request or vote by live webcast during the Annual Meeting.

For shares you hold beneficially in street name, you may generally change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided.

Q: Can I attend the meeting in person?

A: As discussed above, we will be hosting the Annual Meeting exclusively by live webcast. You will not be able to attend the Annual Meeting in person.

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GENERAL INFORMATION

Q: How do I participate in the Annual Meeting on the Internet?

A: Any stockholder may listen to the Annual Meeting and participate by live webcast at www.virtualshareholdermeeting.com/True2019. The webcast will begin at 8:30 a.m. Pacific time on May 16, 2019, and stockholders may vote and submit questions during the Annual Meeting by live webcast. To enter the meeting, please have available your 12-digit control number (which can be found on your Notice of Internet Availability or, if you received a printed copy of the proxy materials, your proxy card). If you do not have your 12-digit control number, you will be able to listen to the meeting only. You will not be able to vote or submit questions during the meeting. Instructions on how to connect to and participate in the Annual Meeting on the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/True2019.

Q: How many shares must be present or represented to conduct business at the Annual Meeting?

A: At the Annual Meeting, the presence in person virtually or by proxy of a majority of the aggregate voting power of the stock issued, outstanding and entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting by live webcast, your shares will be counted in determining whether there is a quorum, even if you wish to abstain from voting on some or all of the matters before the meeting.

Q: What is the voting requirement to approve each of the proposals?

A: With respect to Proposal One, the election of our directors, each director is elected by a plurality of the voting power of the shares present in person virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected as Class II directors to serve until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified. Abstentions and broker non-votes will have no effect on the outcome of the vote.

For Proposal Two, the ratification of the appointment of our independent registered public accounting firm, and Proposal Three, the advisory vote to approve named executive officer compensation, the affirmative vote of a majority of shares present virtually or represented by proxy and entitled to vote on the proposal is required to approve the proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposals and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Q: What are broker non-votes?

A: Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter—Proposal Two, the ratification of the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on Proposals One or Three.

Q: Who will tabulate the votes?

A: A representative of Carl Hagberg and Associates will serve as the Inspector of Election and will tabulate the votes at the Annual Meeting.

Q: What is the deadline to propose actions for consideration at next year’s annual meeting or to nominate individuals to serve as directors?

A: Stockholder Proposals: Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a

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stockholder proposal to be considered for inclusion in our proxy statement for our 2020 annual meeting, our Corporate Secretary must receive the written proposal at our principal executive offices no later than December 5, 2019. If we hold our 2020 annual meeting more than 30 days before or after May 16, 2020 (the one-year anniversary date of the Annual Meeting), we will disclose the new deadline by which stockholder proposals must be received to be considered for inclusion in our proxy statement for that annual meeting under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Stockholder proposals should be addressed to:

TrueCar, Inc.

Attn: Corporate Secretary

120 Broadway, Suite 200

Santa Monica, California 90401

Our amended and restated bylaws, which we refer to as our Bylaws, also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) described in our proxy materials for the meeting, (2) brought by or at the direction of our Board or (3) by a stockholder of record (both when the stockholder provides proper written notice of the proposal and on the record date for the annual meeting) who has timely complied with the notice procedures set forth in our Bylaws. In addition, for business to be properly brought before an annual meeting by a stockholder, it must be a proper matter for stockholder action under our Bylaws and applicable law. To be timely for our 2020 annual meeting, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on January 19, 2020, and
•	not later than the close of business on February 18, 2020.

If we hold our 2020 annual meeting more than 30 days before or more than 60 days after May 16, 2020 (the one-year anniversary date of the Annual Meeting), then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received by our Corporate Secretary at our principal executive offices:

•	not earlier than the close of business on the 120th day before the annual meeting, and

•	not later than the close of business on the later of (i) the 90th day before the annual meeting and (ii) the tenth day after the first public announcement of the date of the annual meeting.

To be in proper written form, a stockholder’s notice to the Corporate Secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting (1) a brief description of the business and the reasons for conducting the business at the annual meeting, (2) the name and address of the stockholder and any associated person proposing the business, (3) the class and number of shares of our common stock held of record or beneficially owned by the stockholder and any associated person, (4) whether and the extent to which the stockholder and any associated persons have entered into any hedging or other transaction or series of transactions or any person has done so on their behalf with respect to any of our securities, and a description of any other similar agreement, arrangement or understanding, (5) any material interest of the stockholder and any associated person in the business and (6) a statement whether the stockholder or any associated person will deliver a proxy statement and form of proxy to stockholders. In addition, to be in proper written form, a stockholder’s notice to the Corporate Secretary must be supplemented not later than five days after the record date to disclose the information contained in clauses (3) and (4) in this paragraph as of the record date. A stockholder’s “associated person” is (A) any person controlling, directly or indirectly, or acting in concert with, the stockholder, (B) any beneficial owner

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GENERAL INFORMATION

of shares of our stock the stockholder owns of record or beneficially and on whose behalf the proposal or nomination, as the case may be, is being made or (C) any person controlling, controlled by or under common control with any person referred to in the preceding clauses (A) and (B).

Nomination of Director Candidates: In addition, our Bylaws permit certain stockholders to nominate directors for election at an annual meeting. To be eligible, a stockholder must be a stockholder of record as of the date notice of the annual meeting is given and as of the record date for the annual meeting.

To be in proper written form, a stockholder’s notice to the Company’s Corporate Secretary must set forth, as to each nominee whom the stockholder proposes to nominate for election or re-election as a director: (1) the name, age, business address and residence address of the nominee, (2) the principal occupation or employment of the nominee, (3) the class and number of shares of the Company the nominee holds of record or owns beneficially and any derivative positions he or she holds of record or beneficially, (4) whether and the extent to which the nominee has entered into any hedging or other transaction or series of transactions with respect to any of our securities or any person has done so on his or her behalf, and a description of any other similar agreement, arrangement or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, the nominee, (5) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nominations were made, (6) a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law to the Company and its stockholders and (7) any other information relating to the nominee that would be required to be disclosed about the nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). As to the stockholder giving notice of the director nomination, the notice must also include the information about the stockholder and any associated person described above in clauses (2) through (6) of the last paragraph under “Stockholder Proposals” above, and supplemented following the record date in the manner referred to in that paragraph. In addition, the stockholder must give timely notice to our Corporate Secretary under our Bylaws, which, in general, require that our Corporate Secretary receive the notice within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement. The charter of the nominating and governance committee of the Board requires the committee to consider nominations of director candidates validly made by our stockholder sin accordance with the provisions of our Bylaws.

Additionally, as described in more detail under “Executive Officers, Directors and Corporate Governance—Board Committees—Nominating and Corporate Governance Committee,” our nominating and corporate governance committee will consider certain nominations made by stockholders holding at least one percent of the fully diluted capitalization of TrueCar continuously for at least 12 months.

Q: I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A: The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports for two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process is commonly referred to as “householding.”

Brokers with account holders who are TrueCar stockholders may be householding our proxy

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materials. A single set of proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or you notify your broker or TrueCar that you no longer wish to participate in householding.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, TrueCar, Inc., 120 Broadway, Suite 200, Santa Monica, California 90401 or (3) contact our Investor Relations department by email at investors@truecar.com or by phone at (800) 200-2000, extension 8771. Stockholders who currently receive multiple copies of the Proxy Statement or Annual

Report at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Q: What if I have questions about lost stock certificates or need to change my mailing address?

A: You may contact our transfer agent, Computershare Trust Company, N.A., by telephone at (877) 373-6374 (in the United States) or (781) 575-2879 (outside the United States) or by email at web.queries@computershare.com if you have lost your stock certificate or need to change your mailing address.

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EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE

Executive Officers, Directors and Corporate Governance

Executive Officers, Directors

The following table sets forth the names, ages and positions of our executive officers and directors as of March 31, 2019:

Name	Age	Position
Executive Officers
Victor A. (“Chip”) Perry	65	President and Chief Executive Officer, and a member of our Board
John E. Pierantoni(1)	47	Former Interim Chief Financial Officer and Senior Vice President and Chief Accounting Officer
Michael Darrow	61	Executive Vice President of Partner and OEM Development and President of ALG, Inc.
Neeraj Gunsagar	42	Executive Vice President and Chief Marketing Officer
Robert T. (“Tommy”) McClung	40	Executive Vice President and Chief Technology Officer
Brian Skutta	42	Executive Vice President of Dealer Sales and Service
Jeffrey J. Swart	51	Executive Vice President, General Counsel and Secretary

Non-Employee Directors
Robert E. Buce	70	Director
Christopher W. Claus	58	Director and Chairman of the Board
John Krafcik	57	Director
Erin N. Lantz	39	Director
Philip G.J. McKoy	46	Director
John W. Mendel	64	Director
Wesley A. Nichols	54	Director
Ion A. Yadigaroglu	49	Director

(1)	Effective April 1, 2019, Mr. Pierantoni resigned from his positions at the Company. The Company has not yet identified a replacement Chief Financial Officer or Chief Accounting Officer.

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EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE

Executive Officers

Victor A. (“Chip”) Perry President and Chief Executive Officer, and a member of our Board Age: 65

Victor A. “Chip” Perry has served as our President, Chief Executive Officer and a member of our Board since December 2015. From August 2015 until he joined us, Mr. Perry was the President and Chief Executive Officer of RentPath LLC, an operator of online real estate rental websites and mobile applications. Mr. Perry was President and Chief Executive Officer of AutoTrader Group, Inc., an online automotive marketplace, from August 1997 until March 2013, and served as a member of its board of directors between August 1999 and March 2013. Mr. Perry served as a member of the board of directors of Auto Trader Group plc from April 2014 through March 2016. Mr. Perry holds an M.S. in Civil Engineering from the University of Virginia and an M.B.A. from Harvard Business School.

Skills and Qualifications:

We believe Mr. Perry is qualified to serve as a member of our Board because of his substantial industry, operational and business strategy expertise, developed over more than 20 years of service as a chief executive officer in the online automotive industry, and his working relationships with many key customers, partners and industry participants.

John E. Pierantoni Former Interim Chief Financial Officer and Senior Vice President and Chief Accounting Officer Age: 47

John E. Pierantoni served as our Interim Chief Financial Officer from February 2018 until April 2019 and as our Senior Vice President and Chief Accounting Officer from the time he joined us in December 2013 until April 2019. From August 2010 until he joined us, Mr. Pierantoni was Vice President of Finance at Cornerstone OnDemand, Inc., a provider of cloud-based talent management software solutions. Mr. Pierantoni also served as Chief Accounting Officer of Ticketmaster Entertainment, Inc. and was the Controller, Motion Picture Group of Paramount Pictures Corporation. In addition, Mr. Pierantoni has 14 years of public accounting experience with PricewaterhouseCoopers LLP, including two years at its London office. Mr. Pierantoni holds a B.S. in Accounting from the Carroll School of Management at Boston College.

Michael Darrow Executive Vice President of Partner and OEM Development and President of ALG, Inc. Age: 61

Michael Darrow has served as our Executive Vice President of Partner and OEM Development since November 2017 and served as our Executive Vice President of OEM Development from March 2017 to November 2017. Mr. Darrow has also served as the President of our subsidiary, ALG, Inc., since January 2018. From June 2016 until he joined us, Mr. Darrow was an Automotive Industry Consultant for Inventory Command Center LLC, before which Mr. Darrow served in numerous roles at Edmunds.com Inc. from July 2000 to August 2014, including as Chief Executive Officer of Edmunds Data Services, Executive Vice President of Sales and Chief Sales Officer. Mr. Darrow holds a B.S. in Economics from Allegheny University.

Neeraj Gunsagar Executive Vice President and Chief Marketing Officer Age: 42

Neeraj Gunsagar has served as our Executive Vice President and Chief Marketing Officer since April 2016 and served as our Chief Revenue Officer from July 2014 until April 2016. Mr. Gunsagar founded Saful Consulting in March 2008, where he advised public and private technology companies on strategic matters from until he joined us in 2012. Earlier in his career, Mr. Gunsagar was an investment banker at Donaldson, Lufkin & Jenrette Securities Corporation focused on advising communications companies. Mr. Gunsagar holds a B.S. in Business Administration from the Haas School of Business at the University of California, Berkeley.

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Robert T. (“Tommy”) McClung Executive Vice President and Chief Technology Officer Age: 40

Robert T. “Tommy” McClung has served as our Executive Vice President and Chief Technology Officer since July 2017. From October 2015 until June 2017, Mr. McClung served as our Senior Vice President and Chief Technology Officer, and from April 2015 until September 2015, he was our Senior Vice President of Technology and Development. From joining us in January 2014 until March 2015, Mr. McClung served as Vice President of Product Development. Before joining us, Mr. McClung co-founded CarWoo, Inc., an online car-buying marketplace, in 2009, where he served as Chief Executive Officer and President, and before CarWoo, he worked in various software engineering and technical sales roles, including as co-founder and Vice President of Engineering for IMSafer, Inc., an online child-protection solution provider. Mr. McClung holds a B.S. in Computer Engineering from Oregon State University.

Brian Skutta Executive Vice President of Dealer Sales and Service Age: 42

Brian Skutta has served as our Executive Vice President of Dealer Sales and Service since February 2016. From September 2014 until he joined us, Mr. Skutta was the Chief Executive Officer of AutoAlert, Inc., an automotive analytics company. Mr. Skutta worked in various roles for Cox Enterprises, Inc. from July 2002 until August 2014, including serving as the Vice President and General Manager of VinSolutions Inc. from May 2012 until August 2014 and as the co-founder and first general manager of AutoTrader.com’s trade-in marketplace between September 2009 and April 2012. Mr. Skutta holds a B.S. in Finance from Auburn University.

Jeffrey J. Swart Executive Vice President, General Counsel and Secretary Age: 51

Jeffrey J. Swart has served as our Executive Vice President, General Counsel and Secretary since July 2017. From January 2016 to July 2017, Mr. Swart served as our Senior Vice President, General Counsel and Secretary and he served as our Senior Vice President & Deputy General Counsel from April 2014 until December 2015. From May 1998 until he joined us, Mr. Swart practiced law at the law firm of Alston & Bird LLP, where he was a litigation partner. Before joining Alston & Bird, Mr. Swart served for two years as a law clerk to Judge Edward Carnes of the United States Court of Appeals for the Eleventh Circuit. Mr. Swart has substantial experience in complex commercial litigation. Mr. Swart holds a J.D. from the Emory University School of Law and a B.B.A. from the Goizueta Business School at Emory University.

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Board of Directors

Robert E. Buce Age: 70

Robert E. Buce has served as a member of our Board since April 2005. Mr. Buce served as our Executive Vice President and Chief Financial Officer from September 2005 to September 2008. Before joining us, Mr. Buce founded and served as Chief Financial Officer and a senior member of the management team of Build-To-Order, Inc., an automotive company focused on modularized outsourced manufacturing of vehicles. Before Build-To-Order, Mr. Buce held a variety of senior management positions, including Managing Partner, at KPMG LLP, an accounting and advisory firm, and served as Managing Director at BearingPoint, Inc., a related consulting firm. Mr. Buce also served on the board of directors of KPMG LLP from March 1991 to November 1995. Since July 2000, Mr. Buce has served as Chairman of PalisadesHoldings, a sole proprietorship providing independent advisory assistance to a variety of technology services and consumer products and services commercial enterprises. From 2011 to 2013, Mr. Buce served on the board of directors of Intersection Technologies, Inc., the parent company of F&I Express, a provider of software and services to the automotive industry. Mr. Buce is a Certified Public Accountant (inactive) in the State of California and a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Buce holds a B.S. in Mechanical Engineering from Lehigh University and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Skills and Qualifications:

We believe Mr. Buce is qualified to serve as a member of our Board because of the experience he gained from serving as our Chief Financial Officer, the substantial corporate governance, operational and financial expertise he gained from serving as Managing Partner at KPMG LLP, as Managing Director at BearingPoint and on the boards of directors and boards of advisors of several private companies. As the longest-serving member of our Board, we also value his deep understanding of our business as it has evolved over time.

Christopher W. Claus Age: 58

Christopher Claus has served as a member of our Board since April 2014 and as Chairman of the Board since February 2016. From December 1994 to March 2014, Mr. Claus served in various senior executive roles at the United Services Automobile Association, or USAA, a Fortune 150 diversified financial services company, most recently as Executive Vice President of USAA Enterprise Advice Group and President of USAA Financial Services Group. Previously, he served as the Senior Vice President and then President of USAA Investment Management Company. Mr. Claus also served as USAA’s Vice President of Investment Sales and Service. Before USAA, Mr. Claus was Vice President of Equity Trading and Retirement Plans at Norwest Investment Services, Inc. In June 2017, Mr. Claus joined the board of directors of Citizens, Inc., a provider of insurance and reinsurance services. Mr. Claus holds a B.A. in Business Administration from the University of Minnesota Duluth and an M.B.A. from the University of St. Thomas.

Skills and Qualifications:

We believe Mr. Claus is qualified to serve as a member of our Board because of his substantial business strategy and corporate development and governance expertise gained as an executive and counselor at several companies in the finance industry, as well as his lengthy service at USAA, our largest affinity partner, which gives him unique insight into an important component of our business.

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John Krafcik Age: 57

John Krafcik has served as a member of our Board since February 2014. Mr. Krafcik served as our President from April 2014 until September 2015. Since September 2015, Mr. Krafcik has been the Chief Executive Officer of Waymo LLC, Alphabet Inc.’s self-driving car unit. Mr. Krafcik served as President and Chief Executive Officer of Hyundai Motor America, the U.S. subsidiary of Hyundai Motor Company, a South Korean multinational automaker, from November 2008 to December 2013, and as Vice President for Product Development and Strategic Planning from March 2004 to November 2008. Mr. Krafcik was responsible for the strategic direction and management of Hyundai’s operations in the United States. Before joining Hyundai Motor America, Mr. Krafcik served in a variety of product development leadership positions at Ford Motor Company, a U.S. multinational automaker. Mr. Krafcik holds a B.S. in Mechanical Engineering from Stanford University and an M.S. in Management from the Sloan School of Management at the Massachusetts Institute of Technology.

Skills and Qualifications:

We believe Mr. Krafcik is qualified to serve as a member of our Board because of his substantial corporate development, business strategy and automotive expertise gained as an executive in the automotive industry, as well as the deep understanding of our business that he gained from his service as our President.

Erin N. Lantz Age: 39

Erin N. Lantz has served as a member of our Board since November 2016. Since March 2014, Ms. Lantz has served as the Vice President and General Manager of Mortgages at Zillow Group, Inc., an online real estate database company, where she has worked since July 2010. Before joining Zillow, Ms. Lantz served as a Senior Vice President at Bank of America Corporation, a U.S. multinational investment bank and financial services company, where she led the Direct-to-Consumer purchase home loan business. Before entering the mortgage industry, Ms. Lantz worked at the Boston Consulting Group as an Associate. From September

2016 until August 2018, Ms. Lantz served on the board of directors of Washington Federal, Inc., a bank holding company. Ms. Lantz holds a B.A. in Political Science, Philosophy and Economics from the University of Pennsylvania and an M.B.A. from Harvard Business School.

Skills and Qualifications:

We believe Ms. Lantz is qualified to serve as a member of our Board because of her extensive knowledge in finance, consumer behavior, online marketplaces and financial consumer technology.

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Philip G.J. McKoy Age: 46

Philip G.J. McKoy has served as a member of our Board since October 2018. Since July 2016, Mr. McKoy has served as the Chief Information Officer of United Healthcare Services, Inc., a business of UnitedHealth Group, a diversified health and well-being company. From January 2016 to June 2016, Mr. McKoy served as Senior Vice President and Chief Information Officer for Global Loyalty Solutions at Aimia Inc., a data-driven marketing and loyalty analytics company, and from July 2014 to December 2015, Mr. McKoy served as Aimia’s Senior Vice President and Chief Information Officer of the U.S. Region. Before joining Aimia, Mr. McKoy served in various roles at Target Corporation, a U.S. department store retailer, including as Vice President of Target.com from November 2011 through January 2014, where he was responsible for leading the customer-facing digital experience. Mr. McKoy has a B.A. in Political Science from Washington and Lee University and an M.A. in International Affairs from the Josef Korbel School of International Studies at the University of Denver.

Skills and Qualifications:

We believe Mr. McKoy is qualified to serve as a member of our Board because of his extensive knowledge in information security, technology strategy and digital business operations.

John W. Mendel Age: 64

John W. Mendel has served as a member of our Board since May 2017. Mr. Mendel served as the Executive Vice President, Automobile Division, of American Honda Motor Company, the U.S. subsidiary of Honda Motor Company, Ltd., a Japanese multinational automaker, from November 2004 until April 2017. Before Honda, Mr. Mendel worked for Ford Motor Company, a U.S. multinational automaker, from July 1976 until November 2004 in various roles, serving most recently as Chief Operating Officer of Mazda Motor of America, Inc., the U.S. subsidiary of Mazda Motor Corporation, a Japanese multinational automaker and, at the time, a business partner of Ford. Since

August 2018, Mr. Mendel has served on the board of directors of LKQ Corporation, a global distributor of vehicle products. Mr. Mendel has a B.A. in Business and Economics from Austin College and an M.B.A. from the Fuqua School of Business at Duke University.

Skills and Qualifications:

We believe Mr. Mendel is qualified to serve as a member of our Board because of his substantial corporate development, business strategy and automotive expertise gained as an executive in the automotive industry.

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Wesley A. Nichols Age: 54

Wesley A. Nichols has served as a member of our Board since November 2016. Since April 2018, Mr. Nichols has served as a strategic advisor to Snap Inc., a camera application company, and since January 2017, Mr. Nichols has been advising select portfolio companies of Upfront Ventures as a Board Partner. Mr. Nichols was the Chief Strategy Officer of Neustar, Inc., a global provider of real-time information services and analytics, from December 2015 until February 2017. Mr. Nichols co-founded MarketShare, LLC, a provider of advanced analytic solutions and software, in 2005 and served as its Chief Executive Officer from January 2005 until its acquisition by Neustar in December 2015. Mr. Nichols served on the board of directors of BJ’s Restaurants, Inc. from December 2013 until June 2018, and on the board of directors of comScore, Inc. from October 2017 until October 2018. Mr. Nichols holds a B.A. in Psychology from Randolph-Macon College and an M.A. in Business Management from Johns Hopkins University.

Skills and Qualifications:

We believe Mr. Nichols is qualified to serve as a member of our Board because of his extensive knowledge in analytics, marketing optimization and digital technology.

Ion A. Yadigaroglu Age: 49

Ion A. Yadigaroglu has served as a member of our Board since August 2007. Since July 2004, Mr. Yadigaroglu has served as a Managing Principal at Capricorn Investment Group LLC, an investment firm. Mr. Yadigaroglu holds a Masters in Physics from Eidgenössische Technische Hochschule Zürich in Switzerland and a Ph.D. in Astrophysics from Stanford University.

Skills and Qualifications:

We believe Mr. Yadigaroglu is qualified to serve as a member of our Board because of his substantial corporate finance,

business strategy and corporate development expertise gained from his holding various executive positions and from his significant experience in the capital industry, analyzing, investing in and serving on the boards of directors of various private technology companies. We also value his perspective as a representative of one of our significant stockholders.

Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among any of our directors or executive officers.

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Board Composition

Our business and affairs are managed under the direction of our Board. The number of directors is fixed by our Board, subject to the terms of our Amended and Restated Certificate of Incorporation, or Charter, and our Amended and Restated Bylaws, or Bylaws, that became effective at the completion of our initial public offering. Our Board currently consists of nine directors, eight of whom qualify as “independent” under the listing standards of the Nasdaq Stock Market, which we refer to as Nasdaq.

In accordance with our Charter and Bylaws, our Board is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Ms. Lantz and Messrs. Perry and Yadigaroglu, and their terms will expire at the annual meeting of stockholders to be held in 2021;
•	the Class II directors are Messrs. Buce, Krafcik and Nichols, and their terms will expire at the Annual Meeting; and

•	the Class III directors are Messrs. Claus, McKoy and Mendel, and their terms will expire at the annual meeting of stockholders to be held in 2020.

Messrs. Buce, Krafcik and Nichols are standing for reelection at this Annual Meeting.

The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Under Delaware law, our directors may only be removed for cause by the affirmative vote of the holders of a majority of our outstanding voting stock. Our directors may not be removed by our stockholders without cause.

Any increase or decrease in the number of directors must be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Board Meetings and Director Communications

During 2018, the Board held eight meetings. With the exception of Ion Yadigaroglu, who attended 46% of the aggregate of the total number of meetings of the Board and the total number of meetings of the nominating and corporate governance committee of the Board, each director attended at least 75% of the aggregate of the total number of meetings of the Board during such director’s tenure and the total number of meetings held by all committees of the Board on which such director served during the periods that such director served during 2018. Directors are also encouraged to attend annual meetings of the stockholders of the Company absent an unavoidable and irreconcilable conflict. Each member of our Board attended our 2018 annual meeting of stockholders.

Stockholders and other interested parties may communicate with the non-management members of the Board by mail to the Company’s principal executive offices addressed to the intended recipient and care of our Corporate Secretary. Our Corporate Secretary will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and route such communications as appropriate to the Board or an individual director.

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Policy Regarding Nominations

Our Board is responsible for identifying and nominating candidates for election to the Board. The Board considers recommendations from directors, stockholders and others, as it deems appropriate. In evaluating director candidates, our Board considers factors such as character, integrity, judgment, diversity, including diversity in terms of gender, race, ethnicity and experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Our Board evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors. Our Board considers these factors in light of the specific needs of the Board at that time and also considers advice and recommendations from our President and Chief Executive Officer.

We have paid fees to a third party search firm to assist the Board in identifying and evaluating potential candidates for nomination. Search firms retained to assist our Board in seeking candidates for the Board are instructed to seek to include diverse candidates in terms of race and gender.

Director Independence

Our Board reviewed the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board determined that none of Ms. Lantz or Messrs. Buce, Claus, Dietz, Krafcik, McKoy, Mendel, Nichols and Yadigaroglu has a relationship that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and

Nasdaq’s listing standards. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. The Board also determined that each of Messrs. Claus, Dietz, Mendel and Nichols is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act.

Board Committees

Our Board has an audit committee, a compensation and workforce committee and a nominating and corporate governance committee. The Company also has a standing disclosure committee. The composition and responsibilities of each of the committees of our Board is described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees operates under a written charter adopted by our Board that is available on the Investor Relations section of our website at http://ir.true.com/corporate-governance.

Audit Committee

Our audit committee is comprised of Messrs. Buce and Claus and Ms. Lantz. Mr. Buce serves as our audit committee chairperson. Each member of our audit committee meets the requirements for independence of audit committee members under current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the current Nasdaq listing standards. In addition, our Board has determined that Mr. Buce qualifies as an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Exchange Act. During 2018,

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the audit committee held six meetings. The responsibilities of our audit committee include, among other things:

•	selecting and hiring the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	approving audit and non-audit services and fees;

•	reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	reviewing and discussing with management and the independent registered public accounting firm our policies with respect to earnings press releases and financial information and earnings guidance provided to the public;

•	preparing the audit committee report for inclusion in our annual proxy statement;

•	reviewing reports and communications from the independent registered public accounting firm;

•	reviewing our compliance with applicable laws and regulations, the adequacy and effectiveness of our legal, regulatory and ethical compliance policies and any material legal or regulatory matters relating to our financial statements, accounting policies or compliance procedures;

•	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;

•	reviewing the risks we face, our major financial risk exposures and the steps we have taken to monitor and control those exposures, including our guidelines and policies with respect to risk assessment and management;

•	reviewing related-party transactions;

•	administering our whistleblower policy setting forth procedures for the receipt, retention and treatment of accounting-related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and assessing annually the audit committee charter and the committee’s performance.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq’s listing standards.

Compensation and Workforce Committee

We refer to our compensation and workforce committee as the compensation committee. From January 1, 2018 until October 25, 2018, the compensation committee was comprised of Messrs. Dietz, Mendel and Nichols. On October 25, 2018, Mr. Dietz resigned from the compensation committee and was replaced by Mr. Claus. Mr. Nichols served as our compensation committee chairperson throughout 2018. The composition of our compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined by Rule 16b-3 under the Exchange Act. The purpose of our compensation committee is to oversee our compensation policies, plans and benefit programs, significant matters related to our workforce and to discharge the responsibilities of our Board relating to the compensation of our executive officers. During fiscal year 2018, the compensation committee held nine meetings. The responsibilities of our compensation committee include, among other things:

•	overseeing our overall compensation philosophy and compensation policies, plans and benefit programs;

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•	reviewing and approving our executive officers’ annual base salary, annual and quarterly incentive bonus (including the specific goals and amounts), equity compensation, employment agreements, severance agreements, change in control arrangements and other benefits, compensation or related arrangements;

•	reviewing, discussing with management and recommending to the Board our compensation-related disclosures required by the rules and regulations of the SEC, preparing the compensation committee report and overseeing our submissions to stockholders on executive compensation matters;

•	reviewing, approving and administering our compensation plans and programs, including our equity compensation plans, our director compensation program, our stock ownership guidelines and clawback policy and our 401(k) plan;

•	overseeing our programs and strategies related to talent development, succession planning, talent retention and development and our geographical footprint; and

•	reviewing and assessing annually the compensation committee charter and the committee’s performance.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq’s listing standards.

Nominating and Corporate Governance Committee

We refer to our nominating and corporate governance committee as our nominating committee. From January 1, 2018 until June 14, 2018, the nominating committee was comprised of Messrs. Nichols and Yadigaroglu, with Mr. Yadigaroglu serving as chairperson. On June 14, 2018, Mr. Yadigaroglu resigned as chairperson of the nominating committee and Mr. Mendel was appointed to the nominating committee as its chairperson. On October 25, 2018,

Ms. Lantz and Mr. McKoy were appointed to the committee. The composition of our nominating governance committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. During 2018, the nominating and governance committee held three meetings. The responsibilities of our nominating committee include, among other things:

•	determining the qualifications, qualities, skills and other expertise required to be a director and recommending appropriate criteria to the Board for its approval;

•	identifying, evaluating and making recommendations to our Board regarding nominees for election to our Board and its committees and reviewing and considering any nominations of director candidates validly made by stockholders;

•	evaluating and making recommendations to our Board regarding the composition, structure, organization and governance of our Board and its committees;

•	developing, adopting, periodically reviewing and overseeing our corporate governance policies, procedures and guidelines, and reviewing, considering and recommending to the Board potential changes to our Charter or Bylaws;

•	reviewing any proposals properly submitted by stockholders for action at our annual meeting of stockholders and making recommendations to the Board regarding action to be taken in response to each such proposal;

•	reviewing and monitoring compliance with our Code of Business Conduct and Ethics and investigating alleged breaches or violations thereof;

•	evaluating the performance and independence of individual directors and nominees; and

•	reviewing and assessing annually the nominating committee charter and the committee’s performance.

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Our nominating committee believes that candidates for director should have certain minimum qualifications, including the highest professional and personal ethics and values, consistent with our Code of Business Conduct and Ethics, which is posted in the corporate governance section of our investor relations website at www.true.com. Candidates should have broad experience and demonstrated excellence in their fields. In addition, candidates for director should have:

•	relevant expertise upon which to draw in offering advice and guidance to management and be committed to enhancing stockholder value;

•	sufficient time to devote to the affairs of the Company and to carry out their duties; and

•	the ability to exercise sound business judgment and provide insight and practical wisdom based on experience.

Each director must represent the interests of all stockholders. Their service on the boards of directors of other public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. The nominating committee retains the right to modify these qualifications from time to time.

The nominating committee reviews candidates for director in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the nominating committee considers the appropriate skills, experience and characteristics for members of the Board, including the appropriate role of diversity and such other factors as it deems appropriate given our current needs and those of our Board, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the nominating committee reviews a director’s overall service during his or her term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair his or her independence. The nominating committee also determines whether the Board can determine that the nominee is independent under Nasdaq’s listing standards.

The nominating committee uses a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of our Board and whether any vacancies on our Board are expected due to retirement or otherwise. Candidates may come to the attention of the nominating committee through current members of our Board, professional search firms, stockholders or other persons. The nominating committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. The nominating committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our Board by majority vote. The nominating committee evaluates these candidates at its meetings, which may take place at any point during the year.

The nominating committee will consider candidates for our Board who meet the minimum qualifications as described above if properly recommended by stockholders holding at least one percent of the fully-diluted capitalization of the Company continuously for at least 12 months before the proposal. Proper recommendations will include the nominee’s name, contact information, biography and qualifications as well as a consent signed by the nominee and a statement from the recommending stockholder in support of the nominee and should be directed to our Corporate Secretary at our principal executive offices.

Our nominating committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq’s listing standards.

Disclosure Committee

Our disclosure committee is comprised of Charles Thomas, our principal financial officer and principal accounting officer; Chip Perry, our President and Chief Executive Officer; Jeffrey Swart, our General Counsel and Secretary, and other members of our management team. Messrs. Thomas and Swart co-chair our disclosure committee. During 2018, the disclosure committee held four meetings, one before the filing of each quarterly and annual report filed in

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2018. The responsibilities of our disclosure committee include, among other things:

•	assisting our Chief Executive Officer and Chief Financial Officer in fulfilling their responsibility to oversee the accuracy, completeness and timeliness of public disclosure made by the Company;

•	designing, adopting, implementing and monitoring appropriate procedures and policies to ensure accurate and timely collection of information for inclusion in our SEC filings; press releases containing financial information, earnings guidance, information about material acquisitions or dispositions or other material information; broadly disseminated correspondence; presentations of financial information or earnings guidance and other presentations to stockholders or the investment community; and disclosures relating to our results of operations and financial position or our securities posted to our website or through social media channels, which we collectively refer to as our Disclosure Statements;

•	establishing and reviewing timelines relating to the preparation and filing of our Disclosure Statements;

•	establishing policies and procedures to ensure relevant personnel timely report information potentially requiring disclosure;
•	participating in discussions and making recommendations to our Chief Executive Officer and Chief Financial Officer regarding decisions relating to the materiality of information and the determination of disclosure obligations with respect to Disclosure Statements;

•	establishing responsibility and lines of communication throughout our operations and business units for collecting relevant information on a timely basis, including making periodic inquiries with relevant personnel possessing information potentially requiring disclosure;

•	reviewing drafts of our Disclosure Statements, and discussing disclosure matters and our filings to ensure completeness and accuracy of content;

•	coordinating, as necessary, the review of our Disclosure Statements with our Chief Executive Officer, Chief Financial Officer, independent accountants, internal auditors, outside legal counsel and the audit committee; and

•	periodically reporting to the Chief Financial Officer and to the chairperson of the audit committee on disclosure issues and the committee’s findings regarding the effectiveness of its procedures and policies, including any weaknesses identified therein or in our disclosure controls and procedures generally.

Our disclosure committee operates under a written charter adopted by our Chief Executive Officer and Chief Financial Officer.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. Messrs. Nichols and Mendel served on our compensation committee throughout 2018. Mr. Dietz served on our compensation committee until October 25, 2018, at which time he resigned from the Board and the compensation committee and was replaced on the compensation committee by Mr. Claus. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or compensation committee. Steven Dietz, a member of our Board and our compensation committee until October 25, 2018, was a partner at Upfront Ventures, and until February 27, 2018, was a member of Upfront’s investment committee. At the time, Upfront owned (and therefore, Mr. Dietz beneficially owned) more than 5% of our capital stock.

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Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our President and Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of Business Conduct and Ethics is available on our website at http://ir.true.com/corporate-governance. We intend to disclose on our website any amendments to the code, or any waivers of its requirements.

Board Leadership Structure

Our Board currently believes that we are best served by separating the roles of a Chairman of the Board and Chief Executive Officer. Chip Perry, our President and Chief Executive Officer, is the director with the most in-depth understanding of and experience in our industry. Consequently, Mr. Perry is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Christopher Claus serves as the Chairman of the Board. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from both within and outside the automotive industry, while our President and Chief Executive Officer brings company-specific perspective and industry expertise. Our Board believes that separating the roles of Chairman of the Board and Chief Executive Officer is the best leadership structure for us at the current time because it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our Board, which are essential to effective governance.

Board’s Role in Risk Oversight

Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks we face, including strategic risks, operational risks, financial risks, credit risks, liquidity risks and legal and compliance risks.

The Board is responsible for overseeing our identification and management of, as well as planning for, those risks. The Board has delegated to certain committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our audit committee’s, compensation committee’s and nominating committee’s areas of responsibilities, discussed above). The Board and its committees exercise their risk oversight function by receiving and evaluating reports from management and by making inquiries of management, as appropriate. In addition, the Board and its committees receive reports from our auditors and other consultants, and meet in executive sessions with these outside consultants. Each of our committees provides reports to the full Board, which enhances the Board’s oversight of risk.

Information on Compensation Risk Assessment

Management periodically reviews our incentive compensation programs at all levels within the organization. Employee cash bonuses are based on company-wide and individual performance, and management (with respect to our non-executive employees) and our compensation committee (with respect to our executive officers) have discretion to adjust bonus payouts. Equity awards for new hires are based on the employee’s position, prior experience, qualifications, and the market for particular types of talent; and any additional grants are based on employee performance and retention objectives. Equity

2019 Proxy Statement	21

EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE

awards generally have long-term vesting requirements to ensure that recipients’ focus is on our long-term success. The incentive compensation structure was reviewed during 2018 by the compensation committee. Based on this review, the compensation committee does not believe that our compensation policies and practices, taken as a whole, create risks that are reasonably likely to have a material adverse impact on our Company.

2018 Non-Employee Director Compensation

The following table presents compensation information for our non-employee directors during the year ended December 31, 2018. Directors who are also our employees receive no additional compensation for service as a director. Compensation paid to Mr. Perry is discussed in “Executive Compensation.”

Name	Fees Earned ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Robert Buce	75,000	74,996	74,983	224,979
Christopher Claus	91,397	74,996	74,983	241,376
Steven Dietz(2)	51,156	74,996	74,983	201,135
John Krafcik	55,000	74,996	74,983	204,979
Erin Lantz	65,932	74,996	74,983	215,911
Philip McKoy(3)	11,178	150,002	149,977	311,157
John Mendel	67,500	74,996	74,983	217,479
Wesley Nichols	72,500	74,996	74,983	222,479
Ion Yadigaroglu	—	74,996	74,983	149,979

(1)

This amount represents the aggregate grant date fair value of the restricted stock units and stock options awarded, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock units and stock options reported in this column are set forth in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC.

(2)	Mr. Dietz resigned from the Board on October 25, 2018.

(3)	Mr. McKoy was elected to the Board on October 25, 2018.

The following table presents the aggregate number of stock awards and the aggregate number of option awards outstanding for each non-employee director as of December 31, 2018:

Name	Outstanding Stock Awards at December 31, 2018	Outstanding Options at December 31, 2018
Robert Buce	8,296	155,865
Christopher Claus	8,296	97,976
John Krafcik	9,952	662,124
Erin Lantz	13,548	62,885
Philip McKoy	13,393	28,753
John Mendel	13,997	37,601
Wesley Nichols	13,548	62,885
Ion Yadigaroglu	8,296	83,812

22	2019 Proxy Statement

EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE

Outside Director Compensation Policy

Our Board has adopted a policy for the compensation of non-employee directors, or Outside Directors, which we refer to as our Outside Director Compensation Policy. Under the Outside Director Compensation Policy, our Outside Directors receive compensation in the form of equity under the terms of our 2014 Equity Incentive Plan, which we refer to as the 2014 Plan, as described below, and Outside Directors who are not affiliated with a venture capital investor in the Company, or Non-Affiliated Directors, also receive cash compensation for their service.

Our compensation committee regularly reviews and evaluates the Outside Director Compensation Policy in consultation with Semler Brossy Consulting Group, LLC, or Semler Brossy, an independent compensation consulting firm it has retained as described elsewhere in this proxy statement. Semler Brossy provides the compensation committee with competitive data and analysis regarding non-employee director compensation that the compensation committee considers in reviewing our Outside Director Compensation Policy. The compensation committee endeavors to update the Outside Director Compensation Policy such that it provides reasonable compensation to our Outside Directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our Outside Directors.

Initial Award. Under the Outside Director Compensation Policy, each person who first becomes an Outside Director is granted a restricted stock unit with a grant date fair value of $300,000, or the Initial Award. The Initial Award is automatically granted on the date the individual first becomes an Outside Director. If a director’s status changes from an employee director to an Outside Director, he or she will not receive an Initial Award.

Except as set forth below, the shares underlying the Initial Award vest in three approximately equal annual installments over three years from the 15th day of the month during which the individual commenced service as an Outside Director, subject to continued service as a director through the applicable vesting dates.

Any shares underlying the Initial Award that are scheduled to vest on or after the date of the third annual meeting following the annual meeting at which the Initial Award is granted, in the case of an Initial Award granted at an annual meeting, or the date of the fourth annual meeting following the grant of the Initial Award, in the case of other Initial Awards, will instead vest on the day before that date.

Philip McKoy became an outside director on October 25, 2018 and was automatically granted an Initial Award.

Annual Award. On the date of each annual meeting, each Outside Director who has served on our Board for at least the preceding six months will be automatically granted a restricted stock unit with a grant date fair value of $150,000, or the Annual Award. Except as set forth below, the shares underlying the Annual Award will vest on the last day of the month that includes the 12-month anniversary of the date of grant of the Annual Award, subject to continued service as a director through the vesting date.

Any shares underlying the Annual Award that are scheduled to vest on or after the date of the following year’s annual meeting will instead vest on the day before the following year’s annual meeting.

Under the terms of the 2014 Plan, if the service of an Outside Director is terminated on or after a change in control, other than by a voluntary resignation, his or her restricted stock units will vest fully. Awards granted under our Outside Director Compensation Policy are granted under, and subject to the other terms and conditions of, our 2014 Plan. Our 2014 Plan provides that no Outside Director may be granted, in any fiscal year, stock-settled equity awards with a grant date fair value (determined in accordance with GAAP) of more than $750,000, with this limit increased to $1,500,000 in connection with his or her initial service, or cash-settled awards with a grant

2019 Proxy Statement	23

EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE

date fair value of more than $750,000, increased to $1,500,000 in connection with his or her initial service.

Cash Compensation. Each Non-Affiliated Director receives an annual retainer of $55,000 in cash for serving on our Board, or the Annual Fee. In addition to the Annual Fee, a Non-Affiliated Director who serves as chairman of the board or lead independent director, as applicable, will be entitled to an additional annual retainer of $25,000 in cash.

Non-Affiliated Directors serving as chairperson and members of the committees of our Board are entitled to the annual cash retainers set forth below.

Board Committee	Chairperson Fee ($)	Member Fee ($)
Audit Committee	20,000	10,000
Compensation and Workforce Committee	15,000	7,500
Nominating and Corporate Governance Committee	10,000	5,000

All cash retainers under the Outside Director Compensation Policy will be paid in quarterly installments to each Non-Affiliated Director that served in the relevant capacity at any point during the immediately preceding fiscal quarter no later than 30 days following the end of such preceding fiscal quarter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and 10% stockholders to file reports of ownership and changes in ownership with the SEC. Based on a review of filings with the SEC and/or written representations that no other reports were required, we believe that all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Exchange Act were timely filed during 2018.

24	2019 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2019 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of February 28, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our common stock on 104,884,397 shares of our common stock outstanding as of February 28, 2019. Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o TrueCar, Inc., 120 Broadway, Suite 200, Santa Monica, California 90401.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
5% Stockholders:
Caledonia (Private) Investments Pty Limited(1)	18,626,859	17.8
UBS Group AG(2)	11,665,236	11.1
United Services Automobile Association(3)	9,042,990	8.6
Wellington Management Group LLP(4)	8,767,462	8.4
Senvest Management, LLC(5)	8,303,725	7.9
PAR Capital(6)	8,275,395	7.9
Vanguard Group(7)	7,050,558	6.7
Pacific Sequoia Holdings LLC(8)	6,363,569	6.1
BlackRock, Inc.(9)	6,318,080	6.0
Ontario Teachers’ Pension Plan Board(10)	5,850,000	5.6

2019 Proxy Statement	25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Named Executive Officers and Directors:
Chip Perry(11)	2,142,497	2.0
John Pierantoni(12)	231,035	*
Michael Darrow(13)	163,794	*
Tommy McClung(14)	361,313	*
Brian Skutta(15)	255,659	*
Robert Buce(16)	456,656	*
Christopher Claus(17)	194,273	*
John Krafcik(18)	701,023	*
Erin Lantz(19)	64,227	*
Philip McKoy(20)	4,793	*
John Mendel(21)	32,906	*
Wesley Nichols(22)	64,227	*
Ion Yadigaroglu(23)	1,597,026	1.5
All current executive officers and directors as a group (13 persons)(24)	7,707,664	7.0

*	Represents beneficial ownership of less than 1%.

(1)

Based upon a Schedule 13G/A filed with the SEC on February 14, 2019, as of December 31, 2018, Caledonia (Private) Investments Pty Limited (“Caledonia”) holds sole voting and dispositive power with respect to all 18,626,859 reported shares. The address for Caledonia is Level 10, 131 Macquarie Street, Sydney, NSW, 2000, Australia.

(2)

Based upon a Schedule 13G/A filed with the SEC on February 28, 2019, as of February 28, 2019, UBS Group AG (“UBS”) holds shared voting and dispositive power with respect to all 11,665,236 reported shares. The reported shares are owned, directly or indirectly, by UBS and its wholly-owned subsidiaries UBS AG London Branch, UBS Financial Services Inc. and UBS Securities LLC. The address for these entities is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.

(3)

Based upon a Schedule 13G/A filed with the SEC on February 13, 2018 and updated from Company records, United Services Automobile Association (“USAA)” beneficially owns (i) 8,533,348 shares held of record by USAA and (ii) 509,642 shares issuable to USAA pursuant to a warrant exercisable within 60 days of February 28, 2019. The address for USAA is 9800 Fredericksburg Road, San Antonio, Texas 78288.

(4)

Based upon a Schedule 13G jointly filed with the SEC on February 12, 2019 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Management Company LLP and Wellington Investment Advisors Holdings LLP, as of December 31, 2018, each of those entities holds shared voting power of 4,481,609 shares and shared dispositive power of 8,767,462 shares, other than Wellington Management Company LLP, which holds shared voting power of 4,481,609 shares and shared dispositive power of 8,524,637 shares. These shares are beneficially owned by Wellington Management Group LLP, as parent holding company of certain holding companies and the following investment advisers: Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd (collectively, the “Wellington Investment Advisers’’). The shares are held of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP, which is owned by Wellington Management Group LLP. The address for each of these entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

26	2019 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(5)

Based upon a Schedule 13G/A filed with the SEC on February 8, 2019, as of December 31, 2018, Senvest Management, LLC (“Senvest Management”) beneficially owns and holds shared voting and dispositive power of 8,303,725 shares. The shares are held in the account of Senvest Master Fund, LP, for which Senvest Management serves as the investment manager. Richard Mashaal, the managing member of Senvest Management, has voting and dispositive power with respect to the shares held by Senvest Master Fund, LP. The address for each of these entities is 540 Madison Avenue, 32nd Floor, New York, New York 10022.

(6)

Based upon a Schedule 13G/A filed with the SEC on February 14, 2019, as of December 31, 2018, PAR Investment Partners, L.P. (“PAR”) beneficially owns and holds sole voting and dispositive power with respect to all 8,275,395 reported shares. PAR Group II, L.P. (“PAR LP”), the general partner of PAR, and PAR Capital Management, Inc., the general partner of PAR LP, have sole voting and dispositive power with respect to the shares beneficially owned by PAR. The address for these entities is c/o PAR Capital Management, Inc., 200 Clarendon Street, Fl 48, Boston, Massachusetts 02116.

(7)

Based upon a Schedule 13G/A filed with the SEC on February 12, 2019, as of December 31, 2018, The Vanguard Group, Inc. (“Vanguard”) holds sole voting power of 190,559 shares, shared voting power of 7,279 shares, sole dispositive power of 6,862,290 shares and shared dispositive power of 188,268 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 180,989 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 16,849 shares as a result of its serving as investment manager of Australian investment offerings. The address for each of these entities is c/o The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(8)

Based upon a Schedule 13G filed with the SEC on January 31, 2019, as of December 31, 2018, Pacific Sequoia Holdings LLC (“PSH”) holds sole voting and dispositive power with respect to all 6,363,569 reported shares. Jeffrey S. Skoll, the indirect sole member of PSH, has sole authority to direct the voting and disposition of the shares held by PSH. The address for PSH is 250 University Avenue, Palo Alto, California 94301.

(9)

Based upon a Schedule 13G filed with the SEC on February 8, 2019, as of December 31, 2018, BlackRock, Inc. (“BlackRock”) holds sole voting power of 5,966,336 shares and sole dispositive power of 6,318,080 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(10)

Based upon a Schedule 13G filed with the SEC on January 29, 2019, as of December 31, 2018, Ontario Teachers’ Pension Plan Board (“OTPP”) holds sole voting and dispositive power with respect to all 5,850,000 reported shares. Michael Wang and Igor Bekker may be deemed to have the power to dispose of the shares held by OTPP because of a delegation of authority from the President and Chief Executive Officer of OTPP to such persons, and because of a delegation of authority to the President and Chief Executive Officer of OTPP from the Board of Directors of OTPP. Each such person expressly disclaims beneficial ownership of such shares. The address for OTPP is 5650 Yonge Street, 3rd Floor, Toronto, Ontario, Canada M2M 4H5.

(11)

Consists of (i) 482,970 shares held of record by Mr. Perry, (ii) 1,611,196 shares exercisable within 60 days of February 28, 2019 and (iii) 48,331 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2019.

(12)

Effective April 1, 2019, Mr. Pierantoni resigned from his positions at the Company. The shares represented in this line consist of (i) 15,177 shares held of record by Mr. Pierantoni, (ii) 209,624 shares exercisable within 60 days of February 28, 2019 and (iii) 6,234 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2019.

(13)

Consists of (i) 27,860 shares held of record by Mr. Darrow, (ii) 132,187 shares exercisable within 60 days of February 28, 2019 and (iii) 3,747 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2019.

(14)

Consists of (i) 631 shares held of record by Mr. McClung, (ii) 341,765 shares exercisable within 60 days of February 28, 2019 and (iii) 18,917 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2019.

(15)

Consists of (i) 39,599 shares held of record by Mr. Skutta, (ii) 209,892 shares exercisable within 60 days of February 28, 2019 and (iii) 6,168 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2019.

(16)

Consists of (i) 80,457 shares of record held by Mr. Buce, (ii) 221,888 shares held of record by the Robert E. Buce and Barbara T. Buce Living Trust for which Mr. Buce serves as trustee and (iii) 154,311 shares exercisable within 60 days of February 28, 2019.

(17)

Consists of (i) 17,851 shares held of record by Mr. Claus, (ii) 80,000 shares held of record by The Christopher W. Claus and Julene K. Otto Revocable Management Trust dated June 6, 2012 for which Mr. Claus serves as trustee and (iii) 96,422 shares exercisable within 60 days of February 28, 2019.

2019 Proxy Statement	27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(18)	Consists of (i) 40,453 shares held of record by Mr. Krafcik and (ii) 660,570 shares exercisable within 60 days of February 28, 2019.

(19)	Consists of (i) 9,528 shares held of record by Ms. Lantz and (ii) 54,699 shares exercisable within 60 days of February 28, 2019.

(20)	Consists of 4,793 shares exercisable within 60 days of February 28, 2019.

(21)	Consists of (i) 3,701 shares held of record by Mr. Mendel and (ii) 29,205 shares exercisable within 60 days of February 28, 2019.

(22)	Consists of (i) 9,528 shares held of record by Mr. Nichols and (ii) 54,699 shares exercisable within 60 days of February 28, 2019.

(23)

Consists of (i) 19,539 shares held of record by Mr. Yadigaroglu, (ii) 678,775 shares held of record by The Skoll Foundation (the “Foundation”), (iii) 578,736 held of record by The Skoll Fund (the “Fund”), (iv) 205,174 shares held of record by Capricorn S.A. SICAV-SIF-Global Non-Marketable Strategies Sub-Fund

(“Capricorn SA”), (v) 26,674 shares held of record by Carthage, L.P. (“Carthage”), (vi) 5,870 shares held of record by Capricorn Investment Group LLC (Capricorn Group”) and (vii) 82,258 shares exercisable within 60 days of February 28, 2019. Capricorn Group serves as the investment manager for Foundation, the Fund and Capricorn SA and is the general partner of Carthage. Capricorn Group has sole voting and investment control over the shares held by the Foundation, the Fund, Capricorn SA, Carthage and the shares it holds directly. Voting and dispositive decisions on behalf of Capricorn Group are made by an investment committee consisting of four individuals, including Mr. Yadigaroglu, with respect to the shares held by the Foundation, the Fund, Capricorn SA and Carthage. The address for Mr. Yadigaroglu is c/o Capricorn Investment Group LLC, 250 University Avenue, Palo Alto, California 94301.

(24)

Consists of (i) 2,619,431 shares held of record by our current executive officers and directors, (ii) 4,937,104 shares subject to outstanding options exercisable within 60 days of February 28, 2019 and (iii) 151,129 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2019.

28	2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Our named executive officers, or NEOs, for 2018, consisting of our principal executive officer, our principal financial officer, our next three most highly compensated executive officers and our former Chief Financial Officer, or CFO, are:

•	Chip Perry, our President and Chief Executive Officer, or CEO, and a member of our Board;

•	John Pierantoni, our former Interim CFO and Senior Vice President and Chief Accounting Officer;

•	Michael Darrow, our Executive Vice President of Partner and OEM Development and President of ALG, Inc.;

•	Tommy McClung, our Executive Vice President and Chief Technology Officer;

•	Brian Skutta, our Executive Vice President of Dealer Sales and Services; and

•	Michael Guthrie, our former CFO.

On February 2, 2018, we announced that Michael Guthrie had resigned from his position as CFO effective February 1, 2018 and that on that date John Pierantoni, our Chief Accounting Officer, was appointed Interim CFO. On March 21, 2019, we announced that Mr. Pierantoni had resigned from his positions at the Company effective April 1, 2019 and that Charles Thomas, our Vice President and Controller, was appointed our principal financial officer and principal accounting officer effective April 1, 2019.

Executive Summary

Despite numerous important strategic achievements in 2018, our financial and operational results were below guidance.

2018 was an important year of transition for us, with significant focus on investments in our technology platform and product offerings. Over the course of 2018, we achieved a number of important strategic milestones that we believe have put us in a stronger place and position us for success in 2019 and beyond, including:

•	Completion of the replatforming our technology infrastructure. This new platform will facilitate enhancements to our consumer experience and enable the launch of new product offerings, while allowing us to optimize our products’ availability, scalability, security and performance.

•	Expansion of our TrueCar Trade product to a nationwide offering. This product enables a consumer to trade in a vehicle at a guaranteed price, which participating dealers can honor without assuming any risk.

•	Acquisition of DealerScience, LLC, a leading provider of automotive digital retailing software tools, providing a critical component of our end-to-end vision.

Unfortunately, our results fell short of our external guidance for the year as the result of a variety of operational challenges associated with scaling our business in a complex category. Below is a summary of our key results in 2018:

Total revenue of $353.6 million, up approximately 9% from $323.1 million in 2017.

2019 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS

Units(1) of 1,005,029, up from 952,834 in 2017.

•	Net loss of $(28.3) million compared to net loss of $(32.8) million in 2017.

•	Adjusted EBITDA(2) of $32.9 million, representing an Adjusted EBITDA margin(3) of 9.3%, compared to Adjusted EBITDA of $28.9 million, representing an Adjusted EBITDA margin of 8.9%, in 2017.

A reconciliation of GAAP to non-GAAP financial measures is set forth in Annex A to this Proxy Statement.

(1)

We define units as the number of automobiles purchased by our users from TrueCar Certified Dealers through TrueCar.com, our TrueCar branded mobile applications or the car-buying sites we maintain for our affinity group marketing partners. A unit is counted after we have matched the sale to a TrueCar user with one of the TrueCar Certified Dealers. We view units as a key indicator of the growth of our business, the effectiveness of our product and the size and geographic coverage of our network of TrueCar Certified Dealers.

(2)

Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Refer to Annex A for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss.

(3)	Adjusted EBITDA margin is a non-GAAP financial measure calculated as Adjusted EBITDA divided by total revenue.

Compensation decisions are aligned with the below-guidance financial results and the stockholder experience.

Our executive compensation programs are designed to reward and incentivize our NEOs in a way that aligns with our strategy, the key value drivers of our business and our stockholders, which we believe the following compensation actions and incentive outcomes taken in 2018 demonstrate:

•	The CEO’s total compensation for 2018 represents a 40% decrease from his 2017 total compensation, as reported in our Summary Compensation Table.

•	We did not increase the CEO’s target cash compensation and we limited target cash increases for other NEOs.

•	We reduced 2018 long-term incentive grant values from 2017 levels for all NEOs, including a 42% decrease for the CEO.

•	We delivered cash incentive payouts to all NEOs below target, including a payout of 30% of target to the CEO.

Further, the realizable value of compensation granted to our CEO over the prior three years is less than 50% of the target/grant date value, which we believe demonstrates a strong pay-for-performance orientation.

Roughly 78% of the CEO’s annual target pay opportunity is at-risk and will depend on our financial and stock price performance. The table below shows the average annual target compensation for our CEO over the past three years, as well as his average annual realizable compensation during the same time period.

•	Although our revenue and Adjusted EBITDA have shown strong growth over that period, our financial performance has generally been mixed against external guidance which has resulted in cash incentive payouts at an average of 61% of target value.

30	2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

•	Approximately 75% of our CEO’s equity was delivered in the form of options over this period, tying the majority of his realizable pay opportunity directly to stock price improvement. Annualized total stockholder return was down by 5% during this same period, which has resulted in all of the options granted during the three-year period currently being “underwater” and the CEO’s realizable total equity value being 19% of the target/grant value when factoring in the realizable value of restricted stock units, or RSUs.

	Base Salary	Cash Incentive	RSUs	Stock Options	Total Equity (RSUs + Options)	Total Pay
Average Annual Target Compensation from 2016 to 2018(1)	$800,000	$800,000	$459,923	$1,333,354	$1,793,277	$3,393,277
Average Realizable Value from 2016 to 2018(2)	$800,000	$484,605	$342,136	$0	$342,136	$1,626,466
Average Realizable Value as a Percent of Average Annual Target Compensation	100%	61%	74%	0%	19%	48%

(1)

Amounts shown in the Average Annual Target Compensation row reflect the CEO’s average annual target compensation value granted for 2016, 2017 and 2018. This includes: (1) base salary paid during the year, (2) cash incentive target for the year and (3) grant-date fair value of equity awards granted during the year, as reported in the Summary Compensation Table. For purposes of this calculation, we exclude RSUs delivered in lieu of earned cash incentive (such RSUs are included in the Average Realizable Value amount).

(2)

Amounts shown in the Average Realizable Value row reflect the average annual realizable compensation for 2016, 2017 and 2018. This includes: (1) base salary paid during the year, (2) cash incentive earned for the year and (3) the estimated value of equity awards granted each year, calculated as of December 31, 2018 using our closing share price of $9.06 as of such date. For purposes of this analysis, we assume that all equity is held throughout the period on a pre-tax basis to provide a more direct comparison to the original grant date fair value. Other than sales to cover withholding taxes, our CEO has not sold any of the shares he has acquired from his equity awards. For purposes of this calculation, we include RSUs delivered in lieu of earned cash incentive at grant value (i.e., the number of shares multiplied by the share price on the date of delivery) in the cash incentive column.

We conducted broad and extensive stockholder outreach and made a number of significant changes to our programs in response to the feedback we heard from stockholders.

We held our first advisory “say on pay” vote on executive compensation as a public company in 2018, covering our 2017 executive compensation program. Our advisory proposal passed with the support of approximately 52% of total votes cast. Our compensation committee was disappointed by this result and considered it essential to understand the reason for this level of support and engage in dialogue with our stockholders regarding our compensation program. The following details summarize our stockholder outreach efforts during 2018.

•	We reached out to more than 20 of our largest stockholders who collectively own approximately 78% of our outstanding shares as of year-end 2018 and met with each stockholder that expressed an interest in speaking with us.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Each member of our compensation committee, including the chairman of our Board and the chairmen of the compensation committee and nominating committee, as well as members of management, held discussions with these stockholders in the months following our say-on-pay vote.
•	Our compensation committee and members of management also considered the proxy vote analysis and concerns raised by the major stockholder advisory firms in initiating discussion with our largest stockholders. We considered the feedback we received from discussions with our stockholders as an important input into the evolving design of our compensation program.

The table below summarizes the feedback provided by both proxy advisors and stockholders and how we responded. Because 2018 compensation decisions had already been made by the time of our say-on-pay vote in 2018 and our stockholder engagement, many of the changes the compensation committee implemented are reflected in our 2019 executive compensation program.

What the Committee heard...	...and how the Committee responded
Prefer annual over quarterly incentive program	Implemented an annual incentive program for 2019
Limit the use of discretion in incentive programs	Implemented an incentive program for 2019 with 70% of the target payout tied to formulaic financial goals and 30% tied to objective strategic goals
Increase transparency in incentive outcomes	Expanded incentive plan disclosures in this proxy statement by listing financial, operational and strategic performance assessed by the Committee each quarter
Introduce performance-based long-term incentive, or LTI, component

 Approved a performance-based grant for 2019 that vests based on relative total stockholder return compared to the Russell 2000 Total Return Index

 Granted 50% of the CEO’s 2019 LTI in the new performance unit vehicle

Eliminate aspirational companies from peer group

 Recalibrated peer group in early 2018 to remove aspirational peers (before receiving stockholder feedback)

 Further recalibrated the peer group in late 2018 to eliminate Zillow and CoStar given their large size and stronger growth than TrueCar in 2018

Enhance peer group selection disclosure	Expanded peer group disclosure in this proxy statement to include specific financial and business criteria used in selecting peers for market assessments
Implement clawback policy	Adopted a clawback policy that allows us to recoup incentive payments to executive officers in the event of a financial restatement due to an officer’s fraud, willful misconduct or gross negligence
Adopt stock ownership guidelines	Approved ownership guidelines that require the CEO to hold equity valued at 6.0x salary (2.0x for other NEOs)

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COMPENSATION DISCUSSION AND ANALYSIS

Our compensation committee will monitor and continue to evaluate our executive compensation program going forward in light of our stockholders’ views and our transforming business needs. Our compensation committee expects to continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions for our executive officers.

We are committed to responsible executive compensation and governance practices.

The following table summarizes what we do and what we don’t do in our executive compensation practices to highlight both the responsible practices we have implemented and the practices we have avoided to best serve our stockholders’ long-term interests.

What We Do	What We Don’t Do

Pay-for-performance (78% of CEO 2018 target pay is tied to performance through equity and cash incentives)	× No automatic “single trigger” cash or vesting acceleration upon a change in control

Include multi-year performance-vesting equity awards (2019 change)	× No option repricings or exchanges without stockholder approval

Maintain robust stock ownership guidelines (2018 change)	× No hedging by executive officers or directors

Retain an independent compensation consultant who reports directly to the compensation committee	× No tax gross ups on severance or change in control benefits

Solicit advisory votes on our executive compensation program annually and engage in stockholder outreach	× No excessive executive perquisites

Compensation Philosophy and Design Strategies

The compensation committee works to design a compensation program for our NEOs to facilitate the attraction and retention of key executive talent in a highly competitive technology job market, align employees’ interests with those of stockholders and motivate the creation of sustainable growth in enterprise value. We recognize that our employees are our greatest asset and drive our operational results and the creation of sustainable growth. As such, we strive to provide NEO total pay packages that:

•	incentivize and reward performance, and the creation and support of stockholder value, by:

•	setting a large portion of pay as “at risk” pay that depends on individual and company performance; and

•	providing long-term equity incentives through a mix of stock options, restricted stock units and performance-based units
(in 2019), to both incentivize the creation of stockholder value and provide strong retention incentives;

•	are competitive with companies of comparable size and scope, and balance the need to provide competitive and stable compensation through base salary with short- and long-term incentives that drive stockholder value;

•	take into consideration an individual’s historical work experience and importance to the organization; and

•	are internally equitable for NEOs in positions of comparable responsibility to foster a team approach to driving success.

In designing our NEO compensation packages, the compensation committee reviews the competitive market data, without targeting any specific market percentile, and also takes into consideration the factors described above, as well as retention concerns

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COMPENSATION DISCUSSION AND ANALYSIS

with respect to key talent, the motivational impact of pay levels and mix in driving toward company goals and the creation of stockholder value, the input of our CEO (as to NEOs other than himself) and the overall cost of the compensation package.

Establishing Compensation Levels

Role of the Compensation and Workforce Committee

The compensation committee oversees our executive compensation and other compensation and benefit programs, serves as the administrator of our equity compensation plans and reviews, formulates and determines the design and amount of compensation for our executive officers, including the NEOs. Compensation decisions for our CEO are made by the compensation committee in executive session without our CEO present.

At the beginning of each year, the compensation committee reviews our executive compensation program, including incentive compensation plans and arrangements, assesses the quality, appropriateness and effectiveness of the program for its intended purposes and makes modifications to existing plans and arrangements or adopts new plans or arrangements as it deems necessary. The compensation committee also annually reviews our executive compensation strategy to ensure it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the compensation committee reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the compensation committee, from time to time, makes changes in our executive compensation program and also recommends changes to the remuneration of members of our Board.

Role of Management

Our CEO works closely with the compensation committee in determining the compensation of our NEOs, and makes recommendations to the compensation committee as described below.

At the beginning of each year, our CEO reviews the performance of our other NEOs for the previous year and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation. These recommendations concern the base salary, performance-based cash incentives and long-term incentive compensation for each of our NEOs, other than himself, based on our results, the individual’s contribution to these results and his individual performance. The compensation committee then reviews these recommendations and considers the other factors described in this proxy statement and makes decisions as to the target total direct compensation of each NEO, as well as the mixture of elements that will comprise each NEO’s compensation.

While the compensation committee considers our CEO’s recommendations, it only uses these recommendations as one of several factors in making its decisions on the compensation of our NEOs. In all cases, the final decisions on NEO compensation matters are made by the compensation committee. Moreover, no NEO participates in the determination of the amounts or elements of his own compensation.

At the request of the compensation committee, our CEO typically attends a portion of each compensation committee meeting in which executive compensation is discussed, including meetings at which the compensation committee’s compensation consultant is present.

Role of the Compensation Consultant

Under its charter, the compensation committee has the authority to retain the services of one or more executive compensation advisers, including compensation consultants, legal counsel, accounting and other advisers, to assist in the creation of our compensation plans and arrangements and related policies and practices, as it determines necessary in its sole discretion. The compensation committee makes all determinations regarding the engagement, fees and services of these external advisers, and any external adviser reports directly to the compensation committee.

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COMPENSATION DISCUSSION AND ANALYSIS

The compensation committee continued to engage Semler Brossy in 2018 to assess the competitiveness of executive compensation programs and practices to assist the compensation committee in making 2018 executive compensation decisions. During 2018, Semler Brossy also assisted in the stockholder outreach efforts and the design of the annual incentive and long-term incentive programs for 2019. The compensation committee assessed the independence of Semler Brossy, most recently in March 2019, and concluded that it was independent of management and that its work had not raised any conflict of interest.

Use of Competitive Market Data

As part of its deliberations, the compensation committee considers competitive market data and related analysis on executive compensation levels and practices that is provided by Semler Brossy. Our compensation committee reviews and considers this market data, but did not engage in any benchmarking or targeting of any specific levels of pay for 2018 compensation decisions.

In early 2018, Semler Brossy worked with the compensation committee to develop a comparator group for a competitive assessment of the pay programs. The companies included in the comparator group were selected based on a set of financial and industry/business parameters to best reflect a group of companies most similar to us.

We used initial quantitative screens primarily as guides to inform our decision-making process in reviewing current or potential peers. The screens used in determining the 2018 peers maintained several of the same parameters as the 2017 screens (e.g., revenue ranges, technology industry) but included a filter on market cap (i.e., below $5 billion) that removed nine larger companies and a narrower list of business-fit parameters that further reduced the number of companies in the peer group.

Specifically, the screens used to develop the 2018 peer group were:

•	Size and Scale: We identified companies with a market value less than $5 billion and with annual revenues between $100 million and $1 billion. We were positioned at the 40th percentile of revenues against this group and towards the 25th percentile on market value, driven by the dip in our market value in late 2017 and early 2018.

•	Industry and Business: We identified innovative companies that focus on the automotive industry (excluding direct retailers), are heavily involved in a providing technology-enabled marketing services, operate an online or digital marketplace enhancing consumer experiences or maintain significant partnerships with merchants and affiliations.

•	Other Qualitative Factors: We identified companies that are located in major metropolitan areas, had recent initial public offerings in the last three to five years or were strong talent competitors.

The resulting peer group for 2018 consisted of the following 17 companies. The compensation committee determined that selecting a narrower group of companies closer in size to us with a strong business and talent fit would be more appropriate than a broader selection of other companies from adjacent technology industries (e.g., software).

Zillow CoStar ANGI Homeservices GrubHub Yelp LendingTree Cars.com Etsy Shutterstock	QuinStreet Redfin CarGurus The Trade Desk Quotient Technology Care.com XO Group BazaarVoice

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COMPENSATION DISCUSSION AND ANALYSIS

The compensation committee also reviewed market data from the Radford Technology survey for companies that met the same size and scale parameters described above for our peer group, were in Radford’s “Software Products/Services” and “Internet/E-Commerce/Online Community” industries, had similar market valuation multiples (e.g., market cap-to-revenue multiples within one-third to three times ours) and excluded companies with materially different business models (e.g., semi-conductors, IT services, communications equipment, telecommunication services). The compensation committee used the survey data to complement the available information from the peer companies described above. Our compensation committee primarily used data from our peer group and used the data from the Radford survey only when there was a lack of sufficient comparative data available from our peer group. The data from our peer group and the data from the refined Radford Technology survey are collectively referred to in this proxy statement as market data.

In late 2018, the compensation committee again reviewed the peer group to help establish pay levels for 2019, taking into consideration our growth trajectory compared to the overall size and growth rates among the peers. After that review, the compensation committee removed two larger peers (Zillow, CoStar) and added three smaller peers (eHealth, Eventbrite and EverQuote).

Compensation Elements and 2018 Pay Decisions

Our 2018 NEO compensation program was comprised primarily of a base salary, a cash incentive opportunity and long-term incentives. This program remained largely the same as in 2016 and 2017, emphasizing “at-risk” pay while providing competitive packages to retain and motivate our key talent. “At-risk” pay (both cash incentives and equity incentives) comprised more than 78% of target pay for our CEO, and around 70% for our other NEOs (excluding Mr. Guthrie).

Base Salary

A base salary is a critical part of our NEO compensation program and establishes financial security for each NEO. We provide base salaries that are market-calibrated, equitable and a relatively small portion of our total compensation opportunities.

Generally, we establish base salaries after taking into account a NEO’s position, qualifications, experience, market practice and the base salaries of our other executives. Internal base salary parity is an important consideration for NEOs other than our CEO, as it creates a team-first culture. This philosophy promotes a team approach in problem solving and encourages focus on driving stockholder value in ways that will be rewarded through “at risk” pay. Thereafter, the compensation committee reviews the base salaries of our NEOs from time to time, as well as at the time of a promotion or other significant change in responsibility, and makes adjustments to base salaries as determined necessary or appropriate.

In February 2018, the compensation committee reviewed the base salaries of our NEOs, taking into account the considerations described above and additional Radford market data. As a result, the compensation committee elected not to make any adjustments to base salaries at that time, determining that the base salaries continued to be market competitive and appropriately reflect our NEOs’ past and expected future contribution levels. In May 2018, the compensation committee provided a 3% merit increase to Mr. Pierantoni in consideration for his additional responsibilities as the interim CFO.

Executive	2017 Base Salary	2018 Base Salary	% Change
Chip Perry	$800,000	$800,000	0%
Michael Guthrie	$400,000	$400,000	0%
John Pierantoni(1)	$350,000	$356,841	2%
Michael Darrow	$400,000	$400,000	0%
Tommy McClung	$400,000	$400,000	0%
Brian Skutta	$400,000	$400,000	0%

(1)	Reflects base compensation paid in 2018 resulting from increase in annual base salary from $350,000 to $360,500 on May 7, 2018.

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COMPENSATION DISCUSSION AND ANALYSIS

Cash Incentive Opportunity

For 2019, the compensation committee approved an annual cash bonus plan for the NEOs in which 70% of the payout is tied to our financial performance (specifically, our revenue and Adjusted EBITDA) and 30% is tied to the achievement of objective strategic goals. The plan for 2018, described below, was implemented at the beginning of the year before receiving feedback from stockholders and proxy advisors.

In 2018, we provided our NEOs the opportunity to earn a cash incentive each quarter. Actual quarterly NEO incentives were determined in the sole discretion of the compensation committee. The compensation committee considered various factors in determining the incentive amount, if any, a NEO received, but the primary goal was to reward for, and align a portion of NEO pay opportunities with, our short-term quarterly financial performance, which in turn motivated our executive team, including our NEOs.

The compensation committee establishes an incentive opportunity expressed as a percentage of base salary for each NEO at the beginning of the year. In 2018, this target opportunity was then split equally over the four quarters with payouts determined and delivered following the end of each quarter. In February 2018, the compensation committee reviewed the target incentive opportunities for each NEO and decided to maintain the same opportunities in place for 2017, including for the CEO, except for Mr. Skutta. The compensation committee determined that an increase in Mr. Skutta’s target incentive opportunity from 50% to 75% of his base salary was appropriate to more closely align his compensation with the market data. Each NEO’s 2018 annual target incentive opportunity is reflected below.

Executive	Target Incentive as a % of Base Salary 2018
Chip Perry	100%
Michael Guthrie	62.5%
John Pierantoni	40%
Michael Darrow	50%
Tommy McClung	50%
Brian Skutta	75%

After the end of each quarter of 2018, the compensation committee established an incentive pool for employees, including NEOs, after taking into consideration our financial performance, our achievement of strategic goals and overall employee performance for the just-ended quarter, as well as other considerations including management’s recommendations, retention needs and morale. In assessing our financial performance for a given quarter, management and the compensation committee consider a variety of qualitative and quantitative measures, such as:

•	Adjusted EBITDA(1) and Adjusted EBITDA margin(2) performance;

•	Revenue(3) growth; and

•	Other strategic drivers (e.g., the number of units, strategic investment decisions, achievement of important strategic goals, etc.).

In 2018, our Adjusted EBITDA and revenue performance were primary considerations when funding the bonus pool because they measure core operational performance, ensure overall affordability and reflect a metric that the investment community, security analysts, ratings agencies and other key parties closely monitor. The sustainability of our results, our trending performance and the measurement of our other strategic drivers also served as value reference points for the compensation committee given their linkage to our ability to create long-term value for our stockholders. As a result, our holistic evaluation of performance, including the primary evaluation of our Adjusted EBITDA and revenue achievement, rewarded our NEOs for creating sustainable long-term value for our stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS

The table below summarizes each quarter’s performance and key considerations when determining the actual incentive payouts for the NEOs in 2018. The compensation committee considered financial performance relative to guidance but also strategic and operational performance that will support and drive future growth (e.g., progress in rolling out of the TrueCar Trade product in the third and fourth quarters and the completion of our replatforming project in the fourth quarter).

Quarter	CEO Payout	NEO Payout(4)	Committee Considerations
Q1	0% of target	0% of target

-  Revenue of $81.1 million, at the midpoint of guidance ($81 million)

-  Adjusted EBITDA of $6.0 million, at the bottom end of guidance ($6 million)

-  Adjusted EBITDA margin of 7.4%, compared to 8.0% in the first quarter of 2017

-  Units of 230,000, at the bottom end of guidance (230,000)

Q2	119% of target	123% of target

-  Revenue of $87.9 million, at the midpoint of guidance ($88 million)

-  Adjusted EBITDA of $8.7 million, above the midpoint of guidance ($8.5 million)

-  Adjusted EBITDA margin of 9.9%, compared to 9.0% in the second quarter of 2017

-  Units of 250,000, above the top end of guidance (248,000)

-  Continued progress adding new OEM programs and expanding existing OEM programs

-  Re-accelerated growth in franchise and independent dealer count

Q3	0% of target	108% of target

-  Revenue of $93.6 million, below the midpoint of guidance ($94 million)

-  Adjusted EBITDA of $10.0 million, at the bottom end of guidance ($10 million)

-  Adjusted EBITDA margin of 10.7%, compared to 9.7% in the third quarter of 2017

-  Units of 268,000, below the bottom end of guidance (274,000)

-  Continued advancement toward key strategic objectives (e.g., progress in roll-out of TrueCar Trade product, substantial progress toward completion of technology replatforming initiative)

-  Considered retention and motivation ahead of critical fourth quarter 2018 performance

Q4	0% of target	72% of target

-  Revenue of $91.1 million, below the bottom end of guidance ($95.5 million)

-  Adjusted EBITDA of $8.1 million, below the bottom end of guidance ($10 million)

-  Adjusted EBITDA margin of 8.9%, compared to 9.0% in the fourth quarter of 2017

-  Units of 257,000, below the bottom end of guidance (262,000)

-  Completed our replatforming initiative and acquired DealerScience while continuing the roll out of the TrueCar Trade product

(1)

The “Adjusted EBITDA” measure, which is a financial measure not prepared in accordance with U.S. GAAP, was calculated based on quarterly earnings as reflected in our audited consolidated financial statements, adjusted to exclude income tax expense (benefit), interest expense, depreciation and amortization, stock-based compensation expense, certain litigation costs and lease exit costs. Refer to Annex A for a reconciliation of Adjusted EBITDA to net loss. We use Adjusted

EBITDA as an operating performance measure because it is (i) an integral part of our reporting and planning processes; (ii) used by our management and Board to assess our operational performance; and (iii) used by our management to make financial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by

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COMPENSATION DISCUSSION AND ANALYSIS

changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA is widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt service capabilities.

(2)	The “Adjusted EBITDA margin” measure, which is a financial measure not prepared in accordance with U.S. GAAP, was calculated as Adjusted EBITDA divided by total revenue.

(3)

The “Revenue” measure is prepared in accordance with U.S. GAAP and comprised of dealer revenue, consisting of fees paid by our dealer customers participating in our network of TrueCar Certified Dealers either on a per-vehicle basis for sales to our users or in the form of a subscription arrangement or purchasing our TrueCar Trade product or products and services provided by

DealerScience or DealerSync; OEM incentives revenue, consisting of fees paid by OEMs to promote the sale of their vehicles through the offering of consumer incentives to members of our affinity group marketing partners; and forecasts, consulting and other revenue, primarily from the provision of services to the automotive and financial services industries by our ALG subsidiary.

(4)

Excludes payouts for Messrs. Guthrie, who did not earn any cash incentive payments for 2018, and Pierantoni, who served as a Senior Vice President and Interim Chief Financial Officer. Mr. Pierantoni’s performance was assessed and payouts determined based on the same measures described above, but under standards applicable to Senior Vice Presidents, or SVPs. Mr. Pierantoni received payouts of 46%, 123%, 80% and 85% of his target incentive for the first through fourth quarters of 2018, respectively.

The table below provides an overview of the incentives earned each quarter and the total amount earned for the year:

Executive	Q1	Q2	Q3(2)	Q4(3)	Total Actual	Total Target	Actual as % of Target
Chip Perry	$0	$238,848	$0	$0	$238,848	$800,000	29.9%
Michael Guthrie	$0	$0	$0	$0	$0	$250,000	N/A (4)
John Pierantoni(1)	$16,099	$44,334	$28,788	$30,468	$119,689	$143,150	83.6%
Michael Darrow	$0	$61,489	$60,482	$35,893	$157,864	$200,000	78.9%
Tommy McClung	$0	$61,489	$60,482	$35,893	$157,864	$200,000	78.9%
Brian Skutta	$0	$92,234	$60,482	$53,839	$206,555	$300,000	68.9%

(1)

Mr. Pierantoni’s total target incentive opportunity was based on one-quarter year at $35,000 and three-quarters of the year at $108,150 given the timing of his base salary increase. Mr. Pierantoni received a first quarter 2018 performance payout as an SVP while other NEOs (Executive Vice Presidents, or EVPs, and the CEO) did not receive a first quarter 2018 bonus. For first quarter 2018 performance, Mr. Pierantoni received a bonus of 1,506 RSUs valued at $16,099 and which fully vested on July 16, 2018.

(2)

For third quarter 2018 performance, the NEO EVPs, which excludes Messrs. Perry and Pierantoni, received an incentive payout of $60,482, paid 100% in RSUs that vest quarterly over a one-year period. As an SVP, Mr. Pierantoni received a third quarter 2018 bonus of $17,298 in cash and 1,087 RSUs valued at $11,490 that also vest quarterly over a one-year period.

(3)

For fourth quarter 2018 performance, Messrs. Darrow and McClung received an incentive payout equal to 72% of their target opportunity, with 26% paid in cash and 74% paid in RSUs that vest quarterly over a one-year period; Mr. Skutta received an incentive payout equal to 76% of his target opportunity, with 26% paid in cash and 74% paid in RSUs that vest quarterly over a one-year period; and Mr. Pierantoni received a bonus of $15,686 in cash and 2,133 RSUs valued at $14,782 that also vest quarterly over a one-year period. These grants will be disclosed in the Summary Compensation Table included in next year’s proxy statement since the awards were made in early 2019 for fourth quarter 2018 performance.

(4)	Mr. Guthrie left the company in February 2018 and as a result did not earn any incentives for 2018.

Preview of Changes to 2019 Cash Incentive Program

Throughout 2018, the compensation committee worked with Semler Brossy to design a 2019 cash incentive program for the NEOs and other CEO direct reports to (a) extend the performance period from quarterly to an annual program and (b) limit the use of discretion by introducing formula-driven payouts. For 2019, 70% of the annual incentive payout will be based on achievement of specified Adjusted EBITDA and revenue goals and 30% of the payout will be based on achievement of strategic objectives in 2019. The compensation committee reviewed and established both the financial and strategic goals in the first quarter of 2019. This design also took into consideration the feedback that we received in our

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COMPENSATION DISCUSSION AND ANALYSIS

discussions with our stockholders. The potential payouts under the plan range from 0% to 180% of an executive’s target incentive.

Long-Term Incentive Opportunities

We use long-term incentive compensation in the form of equity awards to align the interests of our executive officers, including the NEOs, with the interests of our stockholders. We believe that our executive officers will be strongly incentivized to act in a manner that cultivates opportunities for maximizing long-term value creation if they own significant amounts of our common stock. Since our initial public offering and prior to 2019, we have relied on a combination of time-based stock options and RSUs as vehicles for delivering long-term incentive compensation opportunities to our executive officers. We believe that stock options, which are granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers, as the options provide value to the holder only to the extent that our stock price appreciates on a sustained basis following the date of grant. We believe that RSUs, which deliver increasing value with the appreciation of our stock price, serve as a valuable retention tool for our executive officers.

In determining the size of the equity awards to grant to our executive officers, the compensation committee takes into consideration individual and overall company performance, market data, internal pay equity, the timing of the last equity grant, unvested equity values, compensation expense to the Company and stockholder dilution, as well as our CEO’s recommendations (except as to his own equity awards). The compensation committee uses its subjective judgment considering all of the factors described above to arrive at the amounts it determines are appropriate for each individual NEO. In 2018, equity grants were awarded in May 2018, with 60% of the grant-date fair value taking the form of stock options and 40% taking the form of RSUs (except for John Pierantoni, who as an SVP was awarded an equity grant with 30% of the grant-date fair value taking the form of stock options and 70% taking the form of RSUs) to ensure that a majority of value of the equity grants took the form of options, which requires improvements to stockholder value before an executive realizes any value. The stock options granted in May 2018 to the NEOs have an exercise price of $9.59 per share and vest monthly over a four-year period. As of December 31, 2018, all of the options granted in 2018 were “underwater” (that is, had exercise prices higher than the fair market value of our common stock) and provided no direct value to our executives. The RSUs granted in 2018 generally are scheduled to vest over a four-year period with quarterly vesting (see the “Outstanding Equity” table for vesting details), subject to the acceleration provisions of each NEO’s employment agreement and our 2014 Plan. The table below reflects the equity grants awarded in May 2018 and excludes any RSUs granted in lieu of cash incentive discussed under “Cash Incentive Opportunity” above.

Executive(1)	Options Granted	RSUs Granted(2)
Chip Perry	261,122	81,818
John Pierantoni(3)	23,211	44,779
Michael Darrow	90,087	28,227
Tommy McClung	116,054	36,364
Brian Skutta	116,054	36,364

(1)	Mr. Guthrie left the Company in February 2018 and did not receive any equity grants during 2018.

(2)	Values listed in this column exclude RSUs granted as part of first and third quarter 2018 incentive payouts as discussed above.

(3)	In addition to the annual grant noted here, Mr. Pierantoni received 19,324 RSUs in May 2018 to retain and incentivize him in his important role as Interim CFO. The compensation committee believed this was the appropriate amount and structure to retain Mr. Pierantoni given his increased responsibilities. These RSUs vest over an 18-month period, with 50% vesting one year from the grant date (in May 2019) and 50% vesting after 18 months (in November 2019).

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COMPENSATION DISCUSSION AND ANALYSIS

Preview of Changes to the 2019 LTI Program

Throughout 2018, the compensation committee worked with Semler Brossy to design a performance-based LTI component to work alongside the options and RSUs as part of the 2019 annual LTI grant. The compensation committee considered a number of factors in making this decision, including the difficulty in forecasting long-term financial and operational goals, our historical price volatility since our initial public offering and additional feedback and perspectives from proxy advisors and stockholder discussions. For 2019, the CEO and his direct reports will receive performance units, or PSUs, that vest and deliver value based on our annualized relative total stockholder return determined by reference to our compound annual growth rate as measured against the Russell 2000 index over a three-year performance period from 2019 through 2021. The PSUs will generally vest at the end of the period based on actual performance and continued service. The design requires that we beat the Russell 2000 index for NEOs to earn above-target payout. NEOs will have the opportunity to earn anywhere between 0% and 150% of their target incentive. The CEO will receive approximately 50% of his annual 2019 LTI grant in PSUs, 25% in options and 25% in RSUs. Other NEOs will receive approximately 20% of their annual 2019 LTI grant in PSUs, 40% in options and 40% in RSUs. Our compensation committee believes that these awards will further increase the alignment between our executive officers’ and our stockholders’ interests over the long term. We will provide more disclosure and details on this grant design in next year’s proxy statement.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their salary deferrals are 100% vested when contributed. In 2018, we made discretionary matching contributions into the 401(k) plan of 100% of the first 3% of compensation contributed by the participant. Our matching contributions are fully vested after four years with 25% vesting annually. Employee and employer contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, employer contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all employer contributions are deductible by us when made.

Perquisites and Other Benefits

We provide perquisites to our NEOs only to the extent that we believe it is appropriate to assist an individual in the performance of his duties, to increase his effectiveness or for recruitment and retention purposes. For 2018, these perquisites consisted of medical expense reimbursements to assist our NEOs with their health and well-being. In addition, due to the increased time commitment required of Mr. Pierantoni as Interim CFO in addition to his continuing responsibilities as Chief Accounting Officer, during 2018 he was reimbursed for in-town lodging and was paid a related tax gross up.

In the future, we may provide perquisites or other personal benefits not offered to our broader employee population to our executive officers. However, we do not anticipate that perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Other Governance Items

Employment Agreements and Severance and Change in Control Protections

We have entered into employment agreements with each of our NEOs, which provide certain severance benefits if a termination of employment occurs under specified circumstances and certain change in control benefits, which are described in “Executive Employment Agreements” below. Severance benefits under these agreements are conditioned on the

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COMPENSATION DISCUSSION AND ANALYSIS

executive’s signing a release of claims in favor of the Company. We have provided our executives with severance in the event of certain qualifying terminations, and certain change in control benefits, because we understand that anxieties about future employment or transactions involving a change in control can result in the early departure or distraction of our executives to our detriment. We believe that providing these benefits helps to alleviate these uncertainties, and therefore provides our NEOs with incentives to forgo other employment opportunities to remain with us, and allows our executives to focus more fully on making decisions that are in the best interests of our stockholders. The compensation committee determined the terms of these agreements. The severance and change in control benefits provided by Mr. Perry’s employment agreement acted as an inducement to his joining us. The employment agreements for the other NEOs are generally similar, as in determining the appropriate severance and change in control benefit levels for executives in general, the compensation committee considered internal parity and length of service, as well as the review of relevant market data provided by our outside compensation consultant for other companies with which we compete for executive talent. We believe that these agreements serve as an important retention tool to ensure that personal uncertainties do not dilute our executives’ complete focus on building stockholder value and driving our success.

Mr. Guthrie received no severance upon his resignation, but entered into a four-month agreement to provide consulting services. During the term of his consulting agreement Mr. Guthrie continued to vest in his equity awards.

Hedging Policies

We have an insider trading policy that, among other things, prohibits insiders from engaging in short sales of our common stock, hedging of stock ownership positions and transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock.

Stock Ownership Guidelines

In 2018, we adopted formal stock ownership guidelines for certain executives, including our NEOs. Under our stock ownership guidelines, our CEO is expected to accumulate and hold a number of shares of our common stock with a value equal to six times his annual base salary, and each of our other NEOs is expected to accumulate and hold a number of shares of our common stock with a value equal to two times his annual base salary. The NEOs are expected to satisfy the stock ownership guidelines within five years from the adoption of the guidelines (or the individual’s date of hire for individuals hired after the effective date). As of March 31, 2019, all of our NEOs, except for Mr. Pierantoni, were in compliance with the stock ownership guidelines, even disregarding the phase-in period required for such compliance.

Recoupment of Incentive Compensation, or Clawback, Policy

In 2018, we adopted a clawback policy applicable to our executive officers. If our compensation committee determines that an officer’s misconduct caused us to materially restate all or a portion of our financial results, under certain circumstances our compensation committee has the authority and discretion to, within a period of time following the material restatement, require the officer to repay incentive compensation that would not have been payable absent the material restatement. Incentive compensation for purposes of this policy means an officer’s cash bonus and long-term equity-based compensation where the award size or vesting was contingent on our performance. Our compensation committee intends to revisit our clawback policy after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Accounting Treatment and Deductibility of Executive Compensation

The fair value of equity awards is established in accordance with the applicable accounting standards and the related compensation expense is one of the factors taken into consideration by the compensation committee in determining NEO equity awards.

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Under Section 162(m) of the Code, or Section 162(m), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. However, Section 162(m) provides a reliance period exception, pursuant to which the deduction limit under Section 162(m) does not apply to any compensation paid (or, in certain cases, granted) during a certain reliance period pursuant to a plan or agreement that existed before the corporation’s initial public offering, subject to certain requirements. Under Section 162(m), this reliance period ends upon the earliest of the following: (i) the expiration of the plan or agreement; (ii) the material modification of the plan or agreement; (iii) the issuance of all employer stock and other compensation that has been allocated under the plan; or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year after the calendar year in which the initial public offering occurs. However, the reliance period exception under Section 162(m) may be repealed or modified in the future as a result of certain changes that were made to Section 162(m) by the Tax Cuts and Jobs Act.

In addition, before the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Under the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) was repealed for taxable years beginning after December 31, 2017, except that certain transition relief was provided for compensation paid pursuant to a written binding contract in effect on November 2, 2017 and which was not modified in any material respect on or after that date.

As a result, compensation paid to any of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for (i) the reliance period exception under Section 162(m) or (ii) the performance-based compensation exception under Section 162(m) under the transition relief provided by the Tax Cuts and Jobs Act. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that any compensation we pay will qualify for the reliance period exception under Section 162(m) or will be eligible for such transition relief and qualify for the performance-based compensation exception under Section 162(m).

Although the compensation committee will continue to monitor the applicability of Section 162(m) to our ongoing compensation arrangements, the compensation committee also intends to continue to provide compensation for our named executive officers in a manner consistent with our best interests and those of our stockholders (which may include providing for compensation that is non-deductible due to the deduction limit under Section 162(m)).

Equity Grant Timing and Equity Plan Information

We do not have a formal policy for the timing of equity award grants. Before 2018, we granted equity awards when our compensation committee determined appropriate to serve the incentive and retention purposes of the awards. Beginning in 2018, our compensation committee determined to initiate a practice of granting equity awards to our executive officers annually in the first half of the year, although grants may occur at other times during the year, including for new hires, for promotees, to address special retention needs or otherwise as determined appropriate by the compensation committee. We currently grant equity awards to the NEOs under the 2014 Plan, which was adopted in connection with our initial public offering in 2014.

Accounting Treatment and Deductibility of Executive Compensation

The fair value of equity awards is established in accordance with the applicable accounting standards and the related compensation expense is one of the factors the compensation committee takes into consideration in determining NEO equity awards.

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COMPENSATION DISCUSSION AND ANALYSIS

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change of control that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive, including any NEO, with a gross up or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 of the Code during 2018 and we have not agreed and are not otherwise obligated to provide any executive with such a gross up or other reimbursement.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on that review and discussion, the compensation committee has recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Wesley Nichols (Chair)

Christopher Claus

John Mendel

2018 Summary Compensation Table

The following table shows compensation awarded to, paid to or earned by the persons named below for each of the years ended December 31, 2018, 2017 and 2016, except for Messrs. Darrow and Skutta, for whom compensation is shown for the years ended December 31, 2018 and 2017 only (reflecting that they have been named executive officers for two years), Mr. Pierantoni, for whom compensation is shown for the year ended December 31, 2018 only (reflecting that he was our principal financial officer for one year), and Mr. McClung, for whom compensation is shown for the year ended December 31, 2018 only (reflecting that he has been named an executive officer for one year).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Chip Perry	2018	800,000	238,848	(2)	784,635	1,181,778	14,878	(3)	3,020,139
President and Chief	2017	800,000	195,488	(4)	789,615	2,818,285	482,876	(5)	5,086,264
Executive Officer	2016	800,000	825,000	(6)	—	—	522,755	(7)	2,147,755
Michael Guthrie	2018	36,364	—		—	—	36,956	(8)	73,320
Former Chief Financial Officer	2017	400,000	105,873	(9)	1,084,935	2,134,211	371,527	(10)	4,096,546
	2016	396,354	292,000	(11)	1,845,776	3,057,902	613,936	(12)	6,205,968
John Pierantoni	2018	356,841	77,318	(13)	457,019	105,048	62,770	(14)	1,058,996
Former Interim Chief Financial Officer and Chief Accounting Officer
Tommy McClung	2018	400,000	70,868	(15)	409,212	525,234	9,207	(3)	1,414,521
Executive Vice President and Chief Technology Officer
Michael Darrow	2018	400,000	70,868	(16)	331,178	407,713	9,479	(3)	1,219,238
Executive Vice President of Partner and OEM Development	2017	333,333	101,922	(17)	1,656,702	2,948,302	9,247	(3)	5,049,506
Brian Skutta	2018	400,000	106,302	(18)	409,212	525,234	12,500	(3)	1,453,248
Executive Vice President of Dealer Sales and Services	2017	400,000	134,699	(17)	794,426	1,800,369	9,487	(3)	3,138,981

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(1)

The amounts reported represent the aggregate grant-date fair value of the RSUs and options awarded to the named executive officer, calculated in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the RSUs and options reported in this column are set forth in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC.

(2)	Amount represents discretionary bonus paid in August 2018 for performance during the second quarter of 2018.

(3)	Amount reflects 401(k) employer matching contributions of $7,950 and the aggregate incremental costs of perquisites and other personal benefits.

(4)	Amount represents discretionary bonus paid in March 2018 for performance during the fourth quarter of 2017.

(5)

Amount reflects 401(k) employer matching contributions of $7,950 and the aggregate incremental costs of perquisites and other personal benefits, including, among other things, the costs related to housing costs in Santa Monica, California utilized by Mr. Perry, and transportation costs in connection with Mr. Perry commuting to our principal executive offices in Santa Monica, California. Tax reimbursements were paid related to certain expenses. Mr. Perry received $243,899 in tax gross-ups from the Company in 2017 related to expenses paid on Mr. Perry’s behalf by the Company, primarily housing and commuting expenses.

(6)	Amount represents discretionary bonus paid in March 2017 for performance during 2016.

(7)

Amount reflects 401(k) employer matching contributions of $7,950 and the aggregate incremental costs of perquisites and other personal benefits, including, among other things, the costs related to housing costs in Santa Monica, California utilized by Mr. Perry, and transportation costs in connection with Mr. Perry commuting to our principal executive offices in Santa Monica, California. Tax reimbursements were paid related to certain expenses. Mr. Perry received $263,772 in tax gross-ups from the Company in 2016 related to expenses paid on Mr. Perry’s behalf by the Company, primarily housing and commuting expenses.

(8)

Amount reflects medical expense reimbursements of $5,397 and the aggregate incremental costs of perquisites and other personal benefits, including the costs related to housing costs in Santa Monica, California utilized by Mr. Guthrie, and transportation costs in connection with Mr. Guthrie commuting to our principal executive offices in Santa Monica, California.

Tax reimbursements were paid related to certain expenses. Mr. Guthrie received $16,866 in tax gross-ups from the Company in 2018 related to expenses paid on Mr. Guthrie’s behalf by the Company, primarily housing and commuting expenses.

(9)	Amount reflects discretionary bonuses paid in November 2017 and March 2018 for performance during the third and fourth quarters of 2017, respectively.

(10)

Amount reflects medical expense reimbursements of $52,716 and the aggregate incremental costs of perquisites and other personal benefits, including the costs related to housing costs in Santa Monica, California utilized by Mr. Guthrie, and transportation costs in connection with Mr. Guthrie commuting to our principal executive offices in Santa Monica, California. Tax reimbursements were paid related to certain expenses. Mr. Guthrie received $170,566 in tax gross-ups from the Company in 2017 related to expenses paid on Mr. Guthrie’s behalf by the Company, primarily housing and commuting expenses.

(11)	Amount reflects discretionary bonuses paid in June 2016, September 2016, November 2016, and March 2017 for performance during the first, second, third, and fourth quarters of 2016, respectively.

(12)

Amount reflects medical expense reimbursements of $42,505 and the aggregate incremental costs of perquisites and other personal benefits, including the costs related to housing costs in Santa Monica, California utilized by Mr. Guthrie, and transportation costs in connection with Mr. Guthrie commuting to our principal executive offices in Santa Monica, California. Tax reimbursements were paid related to certain expenses. Mr. Guthrie received $396,290 in tax gross-ups from the Company in 2016 related to expenses paid on Mr. Guthrie’s behalf by the Company, primarily housing and commuting expenses.

(13)	Amount reflects discretionary bonuses paid to Mr. Pierantoni in August 2018 and November 2018 for performance during the second and third quarters of 2018, respectively.

(14)

Amount reflects 401(k) employer matching contributions of $7,950 and the aggregate incremental costs of perquisites and other personal benefits, including the costs related to housing costs in Santa Monica, California utilized by Mr. Pierantoni, and transportation costs in connection with Mr. Pierantoni commuting to our principal executive offices in Santa Monica, California. Tax reimbursements were paid related to certain expenses. Mr. Pierantoni received $19,283 in tax gross-ups from the Company in 2018 related to expenses paid on Mr. Pierantoni’s behalf by the Company, primarily housing and commuting expenses.

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COMPENSATION DISCUSSION AND ANALYSIS

(15)	Amount reflects discretionary bonuses paid to Mr. McClung in August 2018 for performance during the second quarter of 2018.

(16)	Amount reflects discretionary bonuses paid to Mr. Darrow in August 2018 for performance during the second quarter of 2018.
(17)	Amount reflects discretionary bonuses paid in May 2017, November 2017 and March 2018 for performance during the first, third and fourth quarters of 2017, respectively.

(18)	Amount reflects discretionary bonuses paid to Mr. Skutta in August 2018 for performance during the second quarter of 2018.

2018 Grants of Plan-Based Awards Table

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Chip Perry	5/12/2018	81,818	(2)	261,122	(3)	9.59	1,966,413
John Pierantoni	5/12/2018	44,779	(4)	23,211	(3)	9.59	534,478
	6/13/2018	1,506	(5)	—		—	16,099
	11/27/2018	1,087	(6)	—		—	11,490
Tommy McClung	5/12/2018	36,364	(2)	116,054	(3)	9.59	873,964
	11/27/2018	5,722	(6)	—		—	60,482
Michael Darrow	5/12/2018	28,227	(2)	90,087	(3)	9.59	678,410
	11/27/2018	5,722	(6)	—		—	60,482
Brian Skutta	5/12/2018	36,364	(2)	116,054	(3)	9.59	873,964
	11/27/2018	5,722	(6)	—		—	60,482

(1)

Amounts reflect aggregate grant date fair value of the stock option awards and restricted stock units granted during 2018, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 10, “Stock-Based Awards,” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)

Represents restricted stock units that vest over four years, with 1/16th of the total number of shares subject to the restricted stock units vesting on July 15, 2018 and an additional 1/16th vesting quarterly thereafter until the restricted stock units are fully vested. Vesting is subject to continued service.

(3)

The stock option award vests over four years, with 1/48th of the total number of shares subject to the option vesting on May 15, 2018 and an additional 1/48th vesting each month thereafter. Vesting is subject to continued service.

(4)

Consists of: (a) a 25,455 restricted stock unit award that vest over four years, with 1/16th of the total number of shares subject to the restricted stock units vesting on July 15, 2018 and an additional 1/16th vesting quarterly thereafter until the restricted stock units are fully vested; and, (b) a 19,324 restricted stock unit award that vest over eighteen months, with 50% of the total number of shares subject to the restricted stock units vesting on May 15, 2019 and the remaining 50% vesting on November 15, 2019. Vesting is subject to continued service.

(5)	Represents restricted stock units that fully vested on July 16, 2018.

(6)

Represents restricted stock units that vest over one year, with 1/4th of the total number of shares subject to the restricted stock units vesting on January 15, 2019 and an additional 1/4th vesting quarterly thereafter. Vesting is subject to continued service.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers at December 31, 2018.

		Option Awards					Stock Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price Per Share	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested	Market Value of Shares or Units of Stock that have Not Vested
Name	Grant Date		Exercisable	Unexercisable
Chip Perry	12/14/2015	(1)	1,303,333	536,667	$8.02	12/13/2025
	12/14/2015	(2)					165,000	$1,494,900
	6/10/2017	(3)	60,750	101,250	$18.91	6/10/2027
	6/10/2017	(4)	15,000	135,000	$18.91	6/10/2027
	6/10/2017	(5)					19,670	$178,210
	7/28/2017	(6)					3,834	$34,736
	5/12/2018	(7)	43,520	217,602	$9.59	5/12/2028
	5/12/2018	(8)					71,591	$648,614
John Pierantoni	2/7/2014	(9)	68,448	—	$9.255	2/7/2024
	5/15/2014	(10)	63,608	2,766	$12.81	5/15/2024
	10/1/2015	(11)					4,283	$38,804
	1/27/2016	(12)					2,665	$24,145
	7/1/2016	(13)					11,895	$107,769
	8/11/2016	(14)	45,174	27,106	$10.85	8/11/2026
	6/10/2017	(3)	4,800	43,200	$18.91	6/10/2027
	6/10/2017	(4)	10,638	17,730	$18.91	6/10/2027
	6/10/2017	(5)					2,950	$26,727
	5/12/2018	(7)	3,868	19,343	$9.59	5/12/2028
	5/12/2018	(8)					22,274	$201,802
	5/12/2018	(15)					19,324	$175,075
	11/27/2018	(16)					1,087	$9,848
Tommy McClung	2/7/2014	(9)	35,000	—	$9.255	2/7/2024
	2/7/2014	(9)	1,950	—	$9.255	2/7/2024
	2/7/2014	(9)	11,950	—	$9.255	2/7/2024
	5/15/2014	(10)	11,308	491	$12.81	5/15/2024
	10/1/2015	(11)					17,131	$155,207
	1/27/2016	(12)					10,660	$96,580
	7/1/2016	(13)					28,125	$254,813
	8/11/2016	(14)	187,499	112,501	$10.85	8/11/2026
	6/10/2017	(3)	12,300	110,700	$18.91	6/10/2027
	6/10/2017	(4)	21,276	35,460	$18.91	6/10/2027
	6/10/2017	(5)					21,525	$195,017
	7/28/2017	(6)					958	$8,679
	8/16/2017	(4)	1,250	11,250	$16.62	8/16/2027
	5/12/2018	(7)	19,342	96,712	$9.59	5/12/2028
	5/12/2018	(8)					31,819	$288,280
	11/27/2018	(16)					5,722	$51,841

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COMPENSATION DISCUSSION AND ANALYSIS

		Option Awards					Stock Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price Per Share	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested	Market Value of Shares or Units of Stock that have Not Vested
Name	Grant Date		Exercisable	Unexercisable
Michael Darrow	3/1/2017	(17)	79,166	120,834	$14.61	3/1/2027
	3/1/2017	(18)					62,500	$566,250
	6/10/2017	(4)	9,000	81,000	$18.91	6/10/2027
	7/28/2017	(6)					958	$8,679
	8/16/2017	(4)	9,000	81,000	$16.62	8/16/2027
	8/16/2017	(5)					5,532	$50,120
	5/12/2018	(7)	15,014	75,073	$9.59	5/12/2028
	5/12/2018	(8)					24,699	$223,773
	11/27/2018	(16)					5,722	$51,841
Brian Skutta	3/14/2016	(19)	112,500	119,532	$6.03	3/14/2026
	3/14/2016	(20)					42,188	$382,223
	6/10/2017	(3)	21,276	35,460	$18.91	6/10/2027
	6/10/2017	(4)	13,000	117,000	$18.91	6/10/2027
	6/10/2017	(5)					24,650	$223,329
	7/28/2017	(6)					958	$8,679
	8/16/2017	(4)	1,250	11,250	$16.62	8/16/2027
	5/12/2018	(7)	19,342	96,712	$9.59	5/12/2028
	5/12/2018	(8)					31,819	$288,280
	11/27/2018	(16)					5,722	$51,841

(1)	The remaining unvested options vest in fourteen equal monthly installments beginning on January 1, 2019, subject to continued service with us.

(2)	The award vests in four equal quarterly installments beginning on March 1, 2019, subject to continued service with us.

(3)	The remaining unvested options vest in thirty equal monthly installments beginning on January 15, 2019, subject to continued service with us.

(4)	The remaining unvested options vest 20% on June 15, 2019, 30% on June 15, 2020, and 40% on June 15, 2021, subject to continued service with us.

(5)	The award vests in ten equal quarterly installments beginning on March 15, 2019, subject to continued service with us.

(6)	The award vests in three equal quarterly installments beginning on February 15, 2019, subject to continued service with us.

(7)	The remaining unvested options vest in forty equal monthly installments beginning on January 15, 2019, subject to continued service with us.

(8)	The award vests in fourteen equal quarterly installments beginning on January 15, 2019, subject to continued service with us.

(9)	Shares subject to the option are fully vested and immediately exercisable.

(10)	The remaining unvested options vest in two equal monthly installments beginning on January 1, 2019, subject to continued service with us.

(11)	The award vests in three equal quarterly installments beginning on March 15, 2019, subject to continued service with us.

(12)	The award vests in four equal quarterly installments beginning on March 15, 2019, subject to continued service with us.

(13)	The award vests in six equal quarterly installments beginning on March 15, 2019, subject to continued service with us.

(14)	The remaining unvested options vest in eighteen equal monthly installments beginning on January 24, 2019, subject to continued service with us.

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(15)	The award vests in two equal installments on May 15, 2019 and November 15, 2019, subject to continued service with us.

(16)	The award vests in four equal quarterly installments beginning on January 15, 2019, subject to continued service with us.

(17)	The remaining unvested options vest in twenty-nine equal monthly installments beginning on January 30, 2019, subject to continued service with us.

(18)	The award vests in ten equal quarterly installments beginning on February 15, 2019, subject to continued service with us.

(19)	The remaining unvested options vest in seventeen equal monthly installments beginning on January 15, 2019, subject to continued service with us.

(20)	The award vests in six equal quarterly installments beginning on February 15, 2019, subject to continued service with us.

2018 Option Exercises and Stock Vested Table

The following table provides information, on an aggregate basis, regarding (i) stock options exercised during 2018, including the total number of shares acquired upon exercise and the aggregate value realized before payment of any applicable withholding tax and broker commissions, and (ii) restricted stock units that vested during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Chip Perry	—	—	188,207	2,086,126
Michael Guthrie	658,141	971,783	38,151	408,329
John Pierantoni	—	—	26,748	299,786
Tommy McClung	—	—	68,211	765,678
Michael Darrow	—	—	32,018	352,751
Brian Skutta	—	—	43,808	484,471

(1)	The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.

(2)	The amount shown is the total gross dollar value realized upon the vesting of the restricted stock units, based on the closing price of our common stock on the day prior to the vest date.

Executive Employment Arrangements

We have employment agreements with Messrs. Perry, Darrow, McClung and Skutta, and we previously had employment agreements with Messrs. Guthrie and Pierantoni while they served as our Chief Financial Officer and Interim Chief Financial Officer, respectively. These agreements provide for at-will employment and generally include the named executive officer’s base salary, an indication of eligibility for an annual performance-based bonus opportunity, equity awards and certain severance and change in control benefits. These employment arrangements are described below and in “Potential Payments upon Termination, Change in Control or Certain Other Events” below.

Chip Perry

For 2018, Mr. Perry, our President and Chief Executive Officer, had an annual salary of $800,000 and an annual performance-based bonus opportunity targeted at 100% of his base salary.

We entered into an employment agreement (the “Perry Employment Agreement”) on November 16, 2015 with Mr. Perry. Pursuant to the Perry Employment Agreement, Mr. Perry is eligible for an annual performance-based bonus opportunity of 100% of his base salary, a minimum annual bonus opportunity of 50% of his base salary for achievement of minimum performance levels and a maximum annual bonus opportunity of 200% of his base salary for achievement

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COMPENSATION DISCUSSION AND ANALYSIS

of maximum performance levels. During the first two years of his employment (Mr. Perry’s two-year anniversary with us occurred in December 2017), Mr. Perry was entitled to receive monthly payments of $20,000 as an allowance for personal housing and travel costs and gross-up payments to cover the related taxes on such amounts. Mr. Perry is also eligible to participate in executive benefit plans and programs of the Company on the same terms and conditions as other similarly-situated employees.

In addition, Mr. Perry is eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time.

Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for additional information on the Perry Employment Agreement.

Michael Guthrie

For 2018, Mr. Guthrie, our Chief Financial Officer until his resignation on February 1, 2018, had an annual base salary of $400,000 and was eligible for an annual performance-based bonus.

We entered into an employment agreement on October 25, 2013 with Mr. Guthrie (the “Guthrie Employment Agreement”). Pursuant to the Guthrie Employment Agreement, Mr. Guthrie was eligible for an annual performance-based bonus, to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time and to participate in executive benefit plans and programs of the Company on the same terms and conditions as other similarly-situated employees. The Guthrie Employment Agreement provided that all of his current and future stock options would permit exercise via a net exercise feature and, with respect to stock options granted prior to our initial public offering, early exercisable as to unvested shares, subject to our right to repurchase any unvested shares upon termination of employment.

Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for additional information on the Guthrie Employment Agreement.

John Pierantoni

For 2018, Mr. Pierantoni, our Chief Accounting Officer from 2013 until his resignation on April 1, 2019, and our Interim Chief Financial Officer from February 1, 2018 until his resignation, had an annual base salary of $350,000 until May 7, 2018, when it was increased to $360,500, and was eligible for an annual performance-based bonus.

We entered into an employment agreement with Mr. Pierantoni as of August 18, 2015 (the “Pierantoni Employment Agreement”). Pursuant to the Pierantoni Employment Agreement, Mr. Pierantoni was eligible for an annual performance-based bonus, to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time and to participate in executive benefit plans and programs of the Company on the same terms and conditions as other similarly-situated employees.

Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for additional information on the Pierantoni Employment Agreement.

Michael Darrow, Tommy McClung and Brian Skutta

For 2018, each of Messrs. Darrow, McClung and Skutta had an annual base salary of $400,000 and was eligible for an annual performance-based bonus. Mr. Darrow is our Executive Vice President, Partner and OEM Development and the President of ALG, Inc. Mr. McClung is our Chief Technology Officer and Executive Vice President. Mr. Skutta is our Executive Vice President, Dealer Sales and Service.

We entered into an employment agreement with Mr. Darrow as of February 28, 2017 (the “Darrow Employment Agreement”), with Mr. McClung as of January 12, 2017 (the “McClung Employment

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Agreement”) and with Mr. Skutta as of February 16, 2016, which was amended as of March 18, 2016 (as amended, the “Skutta Employment Agreement”). Pursuant to their employment agreements, each of Messrs. Darrow, McClung and Skutta is eligible for an annual performance-based bonus, to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time and to participate in executive benefit plans and programs of the Company on the same terms and conditions as other similarly-situated employees.

Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for additional information on the Darrow Employment Agreement, the McClung Employment Agreement and the Skutta Employment Agreement.

Potential Payments upon Termination, Change in Control or Certain Other Events

Chip Perry

The following summary is qualified in its entirety by reference to the Perry Employment Agreement. Pursuant to the terms of the Perry Employment Agreement, if we terminate Mr. Perry’s employment for a reason other than cause (as such term is defined in the Perry Employment Agreement and summarized below), or he resigns from his employment for good reason (as such term is defined in the Perry Employment Agreement and summarized below), then, in addition to earned but unpaid amounts, and subject to Mr. Perry signing a release of claims agreement with the Company and his continued compliance with a confidential information agreement entered into with the Company, he will receive (i) a lump sum payment equal to 200% of the sum of his then-current base salary and target annual bonus opportunity; (ii) if such termination occurs prior to a change in control of the Company, immediate vesting of 100% of each of his then-outstanding equity awards; and (iii) if such termination occurs upon or after a change in control of the Company, immediate vesting of 100% of each of his then-outstanding equity awards.

If Mr. Perry’s employment with the Company terminates due to his death or disability (as such term is defined in the Perry Employment Agreement and summarized below), regardless of whether before, on or after a change in control, then, in addition to earned but unpaid amounts, and subject to Mr. Perry (or his estate) signing a release of claims agreement with the Company and his continued compliance with a confidential information agreement entered into with the Company, he will receive immediate vesting of each of his then-outstanding equity awards.

In the event of a change in control that occurs while Mr. Perry remains employed by us, and if he remains employed with us (or our successor) as of the first day immediately following the 12-month anniversary of the closing of the change in control, then 100% of any of Mr. Perry’s equity awards that both are outstanding as of such date and were granted to him at least 90 days prior to the change in control will vest and, if applicable, become fully exercisable.

The Perry Employment Agreement provides that any severance payments and benefits payable to Mr. Perry will be subject to a delay in payment if and to the extent required by Section 409A of the Internal Revenue Code (the “Code”). If the severance payments and other benefits payable to Mr. Perry constitute “parachute payments” under Section 280G of the Code and would be subject to the applicable excise tax, then Mr. Perry’s severance and other benefits will be either: (i) delivered in full; or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Perry on an after-tax basis of the greatest amount of benefits.

Michael Guthrie, John Pierantoni, Michael Darrow, Tommy McClung and Brian Skutta

The severance and change in control-related terms of the Guthrie Employment Agreement, the Pierantoni Employment Agreement, the Darrow Employment

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Agreement, the McClung Employment Agreement and the Skutta Employment Agreement (collectively, the “Executive Employment Agreements”) related to potential payments upon termination, change in control and certain other events are generally the same, except as noted below. Except as noted, the description below applies to each Executive Employment Agreement, and refers to Messrs. Guthrie, Pierantoni, Darrow, McClung and Skutta, as applicable, as the “Executive.”

Effective February 1, 2018, Mr. Guthrie resigned from his position as the Company’s Chief Financial Officer and Mr. Pierantoni was appointed as the Company’s Interim Chief Financial Officer. Mr. Guthrie agreed to provide consulting services to the Company for a four-month period following his departure in support of the management transition, during which consulting arrangement he continued to vest in his equity awards, but he did not otherwise receive any severance benefits in connection with his resignation. The description below relates to the Guthrie Employment Agreement as it was in effect on the last day of Mr. Guthrie’s employment.

Effective April 1, 2019, Mr. Pierantoni resigned from his positions as the Company’s Interim Chief Financial Officer and Chief Accounting Officer and Charles Thomas was appointed as the Company’s principal financial officer and principal accounting officer. The Company does not have an employment agreement with Mr. Thomas. Mr. Pierantoni has agreed to provide consulting services to the Company for a one-year period following his departure in support of the management transition, during which consulting arrangement he will continue to vest in his equity awards,but he did not otherwise receive any severance benefits in connection with his resignation. The description below relates to the Pierantoni Employment Agreement as it was in effect on the last day of Mr. Pierantoni’s employment. The following summary is qualified in its entirety by reference to the Executive Employment Agreements.

Under the Executive Employment Agreements, if we terminate the Executive’s employment with us for a reason other than cause (as such term is defined in the Executive Employment Agreement and summarized below), or the Executive resigns from his employment for good reason (as such term is defined in the Executive Employment Agreement and summarized below), and in each case, such termination occurs prior to a change in control (as such term is defined in the Executive Employment Agreement and summarized below), then, subject to the Executive signing a release of claims agreement with us and his continued compliance with a confidential information agreement entered into with us, and for Messrs. Guthrie and Darrow only, the continued compliance with the non-solicitation provisions in his Executive Employment Agreement, he will receive: (i) continuing payments of his base salary for a period of time commencing immediately after his separation of service through the date that is six months following the separation date, plus an additional two months for every fully completed year of service with us (measured from his original start date with us or any predecessor to us), but not to exceed a total of 12 months (the “Executive Severance Period”); (ii) the immediate vesting of each of his then-outstanding equity awards as to the number of shares that otherwise would have vested had he remained our employee through the 12-month anniversary of the termination date; and (iii) reimbursement (the “COBRA Reimbursement”) for the payments the Executive makes for medical, vision and dental coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or, in the case of Messrs. Guthrie and Darrow, at our election, direct payment of the COBRA premiums to the insurance provider, up to the full Executive Severance Period (the “Direct COBRA Benefits” and, collectively with the COBRA Reimbursements, the “COBRA Coverage”). If we cannot provide the applicable COBRA Coverage to which the Executive becomes entitled without a violation of applicable laws, we may instead provide a monthly cash payment, plus a gross-up amount to cover the taxes on such payment, during the Executive Severance Period (which the Executive may, but does not have to, use toward his health care continuation costs). If we cannot provide these cash payments in

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lieu of COBRA Coverage without violating applicable law, then we will not provide the Executive with the COBRA Coverage or these cash payments.

If the Executive’s employment terminates due to his death or disability (as such term is defined in the Executive Employment Agreement and summarized below), regardless of whether before, on or after a change in control, then, subject to the Executive (or his estate) signing a release of claims agreement with us and his continued compliance with a confidential information agreement entered into with us, and for Messrs. Guthrie and Darrow only, the continued compliance with the non-solicitation provisions in his Executive Employment Agreement, the Executive will receive: (i) the immediate vesting as to 100% of his then-outstanding equity awards; and (ii) the COBRA Reimbursement (or, for Mr. Guthrie, at our election, the Direct COBRA Benefits) (if the applicable COBRA Coverage is in violation of applicable laws, the Executive will not receive the COBRA Coverage or any cash payments in lieu thereof).

Under the terms of each Executive Employment Agreement, if we terminate the Executive’s employment for a reason other than cause, or the Executive resigns from his employment for good reason, and in each case, such termination occurs upon the closing of a change in control or later, then, subject to the Executive signing a release of claims agreement with us and his continued compliance with a confidential information agreement entered into with us, and for Messrs. Guthrie and Darrow only, the continued compliance with the non-solicitation provisions in his Executive Employment Agreement, he will receive: (i) continuing payments of his base salary during the Executive Severance Period; (ii) the immediate vesting as to 100% of his then-outstanding equity awards that are both outstanding as of his termination date and were granted to him at least 90 days prior to the change in control; and (iii) the COBRA Reimbursement or, for Mr. Guthrie, at our election, the Direct COBRA Benefits (or the cash payments in lieu thereof, as described above, unless doing so would violate applicable laws).

In the event of a change in control that occurs while the Executive remains employed with us and if he remains employed with us (or our successor) as of the first day immediately following the 12-month anniversary of the closing of the change in control, then 100% of any of the Executive’s equity awards that both are outstanding as of such date and were granted to him at least 90 days prior to such change in control will vest and, if applicable, become fully exercisable.

The Executive Employment Agreements each provide that any severance payments and benefits to the Executive will be subject to a delay in payment if and to the extent required by Section 409A of the Code. If the severance payments and other benefits payable to an Executive constitute “parachute payments” under Section 280G of the Code and would be subject to the applicable excise tax, then the Executive’s severance and other benefits will be either: (i) delivered in full; or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits.

Definitions

Except as noted, the definitions below apply to the Perry Employment Agreement and each Executive Employment Agreement, and each agreement refers to Messrs. Perry, Guthrie, Pierantoni, Darrow, McClung and Skutta, as applicable, as the “Executive.” The following are summaries of the definitions included in the Perry Employment Agreement and the Executive Employment Agreements, and are qualified in their entirety by reference to the Perry Employment Agreement and the Executive Employment Agreements, as applicable.

As used in this section, “cause” means: (i) the Executive’s failure (continued failure, with respect to Mr. Perry) to perform his assigned duties or responsibilities as an employee (as President and Chief Executive Officer, with respect to Mr. Perry) (other than a failure resulting from the Executive’s disability) after written notice thereof from us describing (with

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COMPENSATION DISCUSSION AND ANALYSIS

specificity, with respect to Mr. Perry) his failure to perform such duties or responsibilities and has actually been received by the Executive, with respect to Mr. Perry; (ii) the Executive engaging in any act of dishonesty, fraud or misrepresentation with respect to us; (iii) the Executive’s violation of any federal or state law or regulation applicable to our business or our affiliates; (iv) the Executive’s breach (material breach, with respect to Mr. Perry) of any confidentiality agreement or invention assignment agreement; or (v) with respect to Messrs. Guthrie, Pierantoni, Darrow, McClung and Skutta, the Executive being convicted of, or entering a plea of nolo contendere to, any crime; with respect to Mr. Perry, the Executive being convicted of, or entering a plea of nolo contendere to, a felony or any crime involving moral turpitude. The Perry Employment Agreement and each Executive Employment Agreement note, for purposes of clarity, that the Executive’s termination of employment due to death or disability is not, by itself, deemed to be a termination by the Company other than for cause or a resignation for good reason.

As used in this section, “change in control” means: (i) a change in our ownership which occurs on the date that any person, or persons acting as a group, acquires ownership of our stock that, together with the stock held by such person, constitutes more than 50% of the total voting power of our stock; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one person who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a change in control and provided, further, that our Board may, in its reasonable judgment, determine that any such change in the ownership of the stock of the Company as a result of a financing of the Company or otherwise for fundraising purposes, and in each case that is approved by the Board prior to such change in ownership also will not be considered a change in control; or (ii) subject to certain exclusions specified in the Perry Employment Agreement and the Executive Employment Agreements, a change in the ownership of a substantial portion of our assets which occurs on the date that any person, or persons acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions, provided, that, our Board may determine that certain asset transfers that should not, in its reasonable judgment, be considered to be a change in control due to extenuating factors. However, a transaction will not constitute a change in control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, a transaction will not be deemed a change in control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code.

As used in this section, “disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering our employees.

As used in this section, “good reason” means the Executive’s resignation within 30 days following the expiration of a cure period (discussed below) following the occurrence of one or more of the following, without the Executive’s consent: (i) with respect to the Executive Employment Agreements only, a material reduction in the Executive’s base salary which reduction is not applicable to a majority of the Company’s senior management, excluding the substitution of substantially equivalent compensation and benefits; with respect to the Perry Employment

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Agreement only, a reduction in the Executive’s base salary, excluding the substitution of substantially equivalent compensation and benefits, which reduction, as a percentage of base salary, is of a greater percentage than the percentage of base salary reduction applicable to a majority of our senior management; (ii) with respect to the Executive Employment Agreements only, a material reduction of the Executive’s authority, duties or responsibilities, unless the Executive is provided with a comparable position; provided, however, that a reduction in authority, duties or responsibilities primarily by virtue of our being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when our Chief Executive Officer remains as such following an acquisition where we become a wholly owned subsidiary of an acquirer, but is not made the Chief Executive Officer of the acquiring corporation), will not constitute “good reason”; with respect to the Perry Employment Agreement only, a material reduction of the Executive’s title, positions, authority, duties or responsibilities, or the assignment to the Executive of titles, positions, authority, duties or responsibilities that are inconsistent with his position as our President and Chief Executive Officer, in each case, which results in a material diminution of Executive’s authority, duties or responsibilities; provided, however, that a reduction in title, position, authority, duties or responsibilities by virtue of our being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when our Chief Executive Officer remains as such following an acquisition where we become a wholly owned subsidiary of an acquirer, but is not made the Chief Executive Officer of the acquiring corporation), will not constitute “good reason”; (iii) a material change (with respect to Mr. Perry only, any actual change) in the geographic location of the Executive’s primary work facility or location; provided, that a relocation of 50 miles or less from the Executive’s then-present location or to the Executive’s home as his primary work location will not be considered a material change in geographic location; or, with respect to the Perry Employment Agreement only, the following subclauses (iv) through (vi): (iv) the Executive being required to report to any person other than the Board or, if the Company is acquired, either the Board or the board of directors of an acquiring company; (v) the failure by a successor entity of the Company to assume the Perry Employment Agreement; or (vi) any other material breach of the Perry Employment Agreement. In order for an event to qualify as good reason, the Executive must not terminate employment with us without first providing us with written notice of the acts or omissions constituting the grounds for “good reason” within 90 days of the initial existence of the grounds for “good reason” and a reasonable cure period of not less than 30 days following the date of such notice, and such grounds must not have been cured during such time and for Messrs. Guthrie and Darrow only, any resignation for “good reason” must occur within two years of the initial existence of the acts or omissions constituting the grounds for “good reason.”

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COMPENSATION DISCUSSION AND ANALYSIS

Estimated Payments Upon Termination of Employment and/or a Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers serving as of the end of 2018 pursuant to the employment agreements in effect at that time. Payments and benefits are estimated assuming that the triggering event took place on the last business day of 2018 (December 31, 2018), and the price per share of the Company’s common stock is the closing price of the Company’s common stock on that date of $9.06. There can be no assurances that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments of benefits, any actual payments and benefits may be different.

		Potential Payments Upon
		Termination other than for Cause or a Termination for Good Reason				Change in Control ($)(5)	Death or Disability ($)
Name	Benefit	Prior to Change in Control ($)		Upon or Following Change in Control ($)
Chip Perry	Cash Severance(1)	3,200,000		3,200,000		—	—
	Vesting Acceleration of Equity Awards(2)	929,141	(3)	1,458,797	(4)	609,390	1,458,797	(4)
	Continued Coverage of Employee Benefits	—		—		—	—
	Total Benefits	4,129,141		4,658,797		609,390	1,458,797
John Pierantoni	Cash Severance(6)	360,500		360,500		—	—
	Vesting Acceleration of Equity Awards(2)	898,969	(7)	1,296,531	(8)	397,562	1,296,531	(4)
	Continued Coverage of Employee Benefits(9)	28,218		28,218		—	28,218
	Total Benefits	1,287,687		1,685,249		397,562	1,324,749
Tommy McClung	Cash Severance(6)	400,000		400,000		—	—
	Vesting Acceleration of Equity Awards(2)	642,553	(7)	1,050,416	(8)	407,863	1,050,416	(4)
	Continued Coverage of Employee Benefits(9)	28,218		28,218		—	28,218
	Total Benefits	1,070,771		1,478,634		407,863	1,078,634
Michael Darrow	Cash Severance(6)	266,667		266,667		—	—
	Vesting Acceleration of Equity Awards(2)	2,356,461	(7)	2,356,461	(8)	570,227	2,356,461	(4)
	Continued Coverage of Employee Benefits(9)	18,812		18,812		—	18,812
	Total Benefits	2,641,939		2,641,939		570,227	2,375,273

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		Potential Payments Upon
		Termination other than for Cause or a Termination for Good Reason				Change in Control ($)(5)	Death or Disability ($)
Name	Benefit	Prior to Change in Control ($)		Upon or Following Change in Control ($)
Brian Skutta	Cash Severance(6)	333,333		333,333		—	—
	Vesting Acceleration of Equity Awards(2)	643,723	(7)	946,353	(8)	302,629	946,353	(4)
	Continued Coverage of Employee Benefits(9)	23,515		23,515		—	23,515
	Total Benefits	1,000,571		1,303,201		302,629	969,867

(1)	Reflects cash severance equal to 200% of the sum of Mr. Perry’s then-current base salary and target annual bonus opportunity.

(2)

Reflects the aggregate value of unvested option grants with an exercise price less than $9.06, the closing price of our common stock on the last business day of 2018 (December 31, 2018), and other equity awards. For unvested option grants with exercise prices less than $9.06, aggregate value is determined by multiplying (1) the number of shares subject to such options as of December 31, 2018, by (2) the difference between $9.06 and the exercise price of such options. The amounts do not reflect any dollar value associated with the acceleration of options with exercise prices in excess of $9.06. For unvested restricted stock units (“RSUs”), aggregate value is determined by multiplying (1) the number of shares subject to such awards as of December 31, 2018, by (2) $9.06.

(3)

Pursuant to the terms of the Perry Employment Agreement, if Mr. Perry is terminated for a reason other than cause or he resigns from his employment for good reason, then, subject to Mr. Perry signing a release of claims agreement with the Company and his continued compliance with a confidential information agreement entered into with the Company, and if such termination occurs prior to a change in control of the Company and on or after the third anniversary of his start date, he will receive immediate vesting of 100% of each of his then-outstanding equity awards. Mr. Perry’s start date with the Company was December 14, 2015 and for purposes of this table, we are assuming a termination date of December 31, 2018.

(4)	Reflects the value of the immediate vesting of 100% of each then-outstanding equity awards.

(5)

In the event of a change in control that occurs while the Executive remains employed by us and if he remains employed with us (or our successor) as of the first day immediately following the 12-month anniversary of the closing of the change in control, then 100% of any of the Executive’s equity awards that both are outstanding as of such date and were granted to him at least 90 days prior to the change in control will vest and, if applicable, become fully exercisable.

(6)

Reflects the continuing payments of Executive’s base salary during the Executive’s Severance Period. Severance Period is defined as the period of time commencing immediately after Executive’s separation of service from the Company through the date that is six months following such separation, plus an additional two months for every fully completed year of service; provided, however, that in all cases, the Severance Period will end no later than on the twelve month anniversary of the date of Executive’s termination of employment.

(7)

Reflects the value of the immediate vesting of each of then-outstanding equity awards as to the number of shares that otherwise would have vested had Executive remained our employee through the 12-month anniversary of the termination date.

(8)

Reflects the value of the immediate vesting as to 100% of each then-outstanding equity awards that are both outstanding as of Executive’s termination date and were granted to him at least 90 days prior to the change in control.

(9)	Reflects the estimated cost of COBRA or benefits continuation coverage, as applicable, during the Severance Period.

2015 Inducement Equity Incentive Plan

The 2015 Inducement Equity Incentive Plan, or the Inducement Plan, was adopted in 2015 without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Stock Market Rules. No shares remain available for grant under the Inducement Plan, and no grants were made under the Inducement Plan in 2018.

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COMPENSATION DISCUSSION AND ANALYSIS

The Inducement Plan provided for the grant of equity-based awards in the form of nonstatutory stock options and its terms are substantially similar to the Company’s 2014 Equity Incentive Plan, including with respect to treatment of equity awards in the event of a “merger” or “change in control” as defined under the Inducement Plan.

2014 Equity Incentive Plan

Our 2014 Equity Incentive Plan, or the 2014 Plan, provides that in the event of a “merger” or “change in control” as defined under the 2014 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options, restricted stock units and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Amended and Restated 2005 Stock Plan and 2008 Stock Plan

Our Amended and Restated 2005 Stock Plan, or the 2005 Stock Plan, and our 2008 Stock Plan, or the 2008 Stock Plan, provide that in the event of a “merger” or “change in control” as defined therein, each outstanding award will be treated as the administrator determines, and unless determined otherwise by the administrator, will be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation in a merger or change in control refuses to assume or substitute for the award, then the participant will fully vest in and have the right to exercise the award that is not assumed or substituted as to all of the award (including shares as to which it would not otherwise be vested or exercisable). If an award is not assumed or substituted for in connection with a merger or change in control, the administrator will notify the participant in writing or electronically that the award will be fully exercisable for a period of time as determined by the administrator in its sole discretion and the award will terminate upon expiration of such period for no consideration, unless otherwise determined by the administrator. No shares remain available for grant under the 2005 Stock Plan or the 2008 Stock Plan, and no grants were made under those plans in 2018.

Equity Compensation Plan Information

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans as of December 31, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(1)	17,650,614	(2)	$12.96	(3)	4,944,880	(4)
Equity compensation plans not approved by stockholders(5)	3,298,979		$10.27		—
Total	20,949,593		$12.39	(3)	4,944,880	(4)

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(1)

The 2014 Plan contains an evergreen provision, pursuant to which the number of shares of common stock available for issuance under the 2014 Plan can be increased on the first day of each fiscal year, equal to the least of (a) 10,000,000 shares, (b) 5% of the outstanding shares of common stock on the last day of our immediately preceding fiscal year and (c) such other amount as our Board may determine.

(2)

Includes 5,375,963 shares of common stock subject to restricted stock units that entitle each holder to one share of common stock for each such unit that vests over the holder’s period of continued service.

(3)	Weighted-average exercise price does not include shares issuable upon vesting of restricted stock units, which have no exercise price.

(4)	Does not include 5,216,875 shares that became available for issuance under the 2014 Plan on January 1, 2019 pursuant to the evergreen provision.

(5)

Includes 1,458,979 warrants to purchase common stock issued to various third-party service providers and 1,840,000 shares underlying an option issued pursuant to the 2015 Inducement Equity Incentive Plan. Of the total outstanding warrants at December 31, 2018, warrants totaling 509,642 shares were exercisable. Of the total outstanding options issued pursuant to the 2015 Inducement Equity Incentive Plan, there were 1,303,333 options exercisable at December 31, 2018. Refer to “2015 Inducement Equity Incentive Plan” under the heading “Potential Payments upon Termination” for a discussion of our 2015 Inducement Equity Incentive Plan.

CEO Pay Ratio

The 2018 annual total compensation of our median compensated employee other than Mr. Perry, our principal executive officer, was $169,023. Mr. Perry’s 2018 annual total compensation, as reported in the Summary Compensation Table included in this proxy statement, was $3,020,139. Based on this information, for 2018, the ratio of the annual total compensation of

Mr. Perry to the median of the annual total compensation of all other employees was 18 to 1. To find the median compensated employee, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for 2018 and selected the median employee from that list. To determine our total population of employees for finding the median compensated employee, we included all full-time, part-time and temporary employees employed as of December 31, 2018. Since all of our employees are located in the United States, as is Mr. Perry, we did not make any cost-of-living adjustments or foreign currency conversions. After identifying the median employee, we calculated annual total compensation for the median employee according to the methodology used to report the annual compensation of our named executive officers in the Summary Compensation Table.

The pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

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CERTAIN RELATIONSHIPS AND RELATED PARTY AND OTHER TRANSACTIONS

Certain Relationships and Related Party and Other Transactions

In addition to the director and executive officer compensation arrangements and indemnification arrangements discussed above under “Executive Officers, Directors and Corporate Governance” and “Executive Compensation,” the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Transactions with Directors and Their Affiliates

USAA

USAA, a large stockholder and most significant affinity group marketing partner, beneficially owned 8.6% of our common stock at December 31, 2018. We have entered into a series of commercial service and maintenance arrangements (collectively, the “Service and Maintenance Agreement”) with USAA. Pursuant to these arrangements, we provide USAA with certain services, including an Internet-accessible mobile-enabled platform for automobile shopping, purchasing, insuring, financing and personal vehicle sales as such program is developed, modified and delivered for USAA members (the “USAA Auto Program”), and associated enablement, implementation, maintenance, project management and customization services. From time to time, we have provided marketing services to promote USAA membership, certain dealer incentive programs and loan subvention programs and have subsidized loan rate discount programs for USAA members who meet certain conditions. USAA markets the USAA Auto Program, related programs and our technology to its members and prospects, works with us to determine what USAA marketing and publicity is needed to further expand and grow the USAA Auto Program and promotes to its members certain dealer incentive programs. Under the Service and Maintenance Agreement, for the year ended December 31, 2018, we made cash payments to USAA of $21.6 million, and received cash payments from USAA of $1.3 million. Under the Service and Maintenance Agreement, for the year ended December 31, 2018, 271,830 units, or 27%, of all units purchased from TrueCar Certified Dealers by TrueCar users were matched to users of the car-buying site we maintain for USAA. We believe that the Service and Maintenance Agreement is on terms no less favorable to us than we could have obtained from unaffiliated third parties.

In connection with the transactions described in the Service and Maintenance Agreement, we have issued to USAA warrants to purchase shares of our common stock. In May 2014, we issued to USAA a warrant to purchase up to 1,458,979 shares of our common stock consisting of 392,313 shares of common stock with an exercise price of $7.95 per share and 1,066,666 shares of common stock with an exercise price of $15.00 per share. The shares issuable upon exercise of such warrants are subject to certain performance-based vesting conditions. The vesting conditions are based on the number of cars sold by TrueCar Certified Dealers to our users originating from the USAA Auto Program. The warrant includes a multiplier provision whereby the vesting accelerates faster based on achievement of higher sales milestones within a given month. At December 31, 2018, there were 509,642 warrants that were earned and outstanding with an additional 949,337 warrants that are available for issuance upon achievement of minimum performance milestones.

60	2019 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY AND OTHER TRANSACTIONS

Indemnification of Officers and Directors

Our Charter and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our Charter from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

In addition to the indemnification required in our Charter and Bylaws, we have entered into an indemnification agreement with each member of our Board. These agreements provide for the indemnification of our directors, officers and some employees for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these Charter and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Policies and Procedures for Related-Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related-party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review, approve or disapprove and oversee any related-party transactions.

2019 Proxy Statement	61

AUDIT COMMITTEE REPORT

Audit Committee Report

This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other TrueCar filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate it by reference therein.

The following is the report of the audit committee of our Board of Directors. The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2018 with our management. In addition, the audit committee has discussed with PricewaterhouseCoopers LLP, our independent accountants, the matters required to be discussed by standards promulgated by the American Institute of Certified Public Accountants (“AICPA”) and Public Company Accounting Oversight Board (the “PCAOB”), including PCAOB Auditing Standard No. 1301 “Communications with Audit Committees.” The audit committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP.

Based on the audit committee’s review of the matters noted above and its discussions with our independent accountants and our management, the audit committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Respectfully submitted by:

Robert Buce (Chair)

Christopher Claus

Erin Lantz

62	2019 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

Proposal One: Election of Directors

Our Board consists of nine members. In accordance with our Charter, our Board is divided into three classes with staggered three-year terms. At the virtual Annual Meeting, three directors will be elected for three-year terms.

Nominees

Our nominating committee recommended, and our Board approved, Robert Buce, John Krafcik and Wesley Nichols as nominees for election to the Board at the Annual Meeting. Each of the nominees is currently a director of the Company. If elected, the nominees will serve as directors until our annual meeting in 2022, and until a successor is qualified and elected or until his earlier resignation or removal. Please see “Executive Officers, Directors and Corporate Governance” in this proxy statement for information concerning the nominees.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of Robert Buce,

John Krafcik and Wesley Nichols. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

Vote Required

Each director is elected by a plurality of the voting power of the shares present in person virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board unanimously recommends that stockholders vote “FOR” the election of each of Robert Buce, John Krafcik and Wesley Nichols as Class II directors to serve until the 2022 annual meeting of stockholders or until his successor is duly elected and qualified.

2019 Proxy Statement	63

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Proposal Two: Ratification of Selection of Independent Registered Public Accountants

The audit committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and recommends that stockholders vote for ratification of that appointment. The audit committee, in its discretion, may appoint new independent registered public accountants at any time during the year, notwithstanding the results of any vote and despite the fact it has already appointed PwC, if the audit committee believes that a change in our independent registered public accountant would be in our best interests and those of our stockholders. If our stockholders do not ratify this appointment, the audit committee may consider whether it should appoint another independent registered public accounting firm.

PwC served as our independent registered public accounting firm for the 2017 and 2018 fiscal years. We expect that representatives of PwC will be present at the virtual Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accounting Fees and Services

The following table sets forth all fees accrued or paid to PwC for the years ended December 31, 2017 and 2018:

	Fiscal Year
	2017	2018
Audit Fees	$2,384,750	$2,327,000
Audit-Related Fees	133,004	53,000
Tax Fees	30,000	42,303
All Other Fees	5,400	6,300
Total	$2,553,154	$2,428,603

Audit fees cover professional services provided by PwC in connection with the audit of our annual financial statements and an audit of the effectiveness of internal control over financial reporting, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q and professional services rendered in connection with comfort letters, consents and reviews of other documents filed with the SEC.

Audit-related fees cover services provided by PwC to perform consultation concerning financial accounting and reporting standards. Audit-related fees also include attest services performed over our procedures around customer data purging. These services were not required to be performed in connection with the annual audit.

Tax fees cover tax services provided by PwC including detailed tax studies (382 studies), tax planning projects and tax compliance services.

All other fees cover license fees for accounting research and disclosure software.

Pre-approval Policy. Under our audit committee’s charter, the audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accountants in order to ensure that the provision of those services does not impair the public accountants’ independence. In fiscal years 2017 and 2018, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees”

64	2019 Proxy Statement

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

and “All Other Fees” that PwC billed were approved by the audit committee in accordance with SEC requirements.

The audit committee has determined that PwC’s rendering of other professional services for tax compliance and tax advice is compatible with maintaining PwC’s independence.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present in person virtually or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of PwC as our independent registered public accounting firm for fiscal year 2019. A share that abstains on this proposal is treated as a share present in person virtually or represented by proxy and entitled to vote and, therefore, will have the effect of a vote “against” ratifying PwC as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

The Board, at the audit committee’s recommendation, recommends that stockholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

2019 Proxy Statement	65

PROPOSAL THREE: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Proposal Three: Advisory Vote to Approve Named Executive Officer Compensation

In accordance with SEC rules, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as described in this proxy statement.

This proposal, commonly referred to as a “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives and program, as described in this proxy statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as disclosed in the section entitled “Executive Compensation” of this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders of TrueCar, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2019 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As an advisory vote, the result will not be binding on the Board or the compensation committee. The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives and program. The Board and the compensation committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.

The Board recommends a vote “FOR” the approval, on a non-binding advisory basis, of our executive compensation, as discussed in this proxy statement.

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to submit your proxy or voting instructions at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Santa Monica, California

April 3, 2019

66	2019 Proxy Statement

ANNEX A - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Annex A - Reconciliation of GAAP to Non-GAAP Financial Measures

This Proxy Statement contains information regarding Adjusted EBITDA, Non-GAAP net income and Non-GAAP net income per share, which are financial measures that are not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. We have provided below a reconciliation of each of Adjusted EBITDA and Non-GAAP net income to net loss, the most directly comparable GAAP financial measure. Neither Adjusted EBITDA nor Non-GAAP net income should be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. In addition, our Adjusted EBITDA and Non-GAAP net income measures may not be comparable to similarly titled measures of other organizations as they may not calculate Adjusted EBITDA or Non-GAAP net income in the same manner as we calculate these measures.

We use Adjusted EBITDA and Non-GAAP net income as operating performance measures as each is (i) an integral part of our reporting and planning processes; (ii) used by our management and Board to assess our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make financial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA and Non-GAAP net income facilitates operating performance comparisons on a period-to-period basis because these measures exclude variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA and Non-GAAP net income are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt-service capabilities.

The following table presents a reconciliation of net loss to Adjusted EBITDA for each of the periods presented:

	Year Ended December 31,
	2018	2017
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(32,849)	$(28,321)
Non-GAAP adjustments:
Interest income	(1,260)	(3,314)
Interest expense	2,610	2,649
Depreciation and amortization	22,472	22,677
Stock-based compensation	32,241	37,219
Certain litigation costs(1)	7,967	2,157
Lease exit costs(2)	(133)	—
(Benefit from) / provision for income taxes	(2,164)	(177)
Adjusted EBITDA	$28,884	$32,890

2019 Proxy Statement	A-1

ANNEX A - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(1)

The excluded amounts relate to legal costs incurred in connection with a claim we filed against Sonic Automotive Holdings, Inc. (the “Sonic Litigation”), complaints filed by non-TrueCar dealers and the California New Car Dealers Association against us and certain securities and consumer class action lawsuits. We believe the exclusion of these costs is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. We do not believe significant trademark litigation like the Sonic Litigation is reflective of a trend in our underlying operations, and based on the nature of the specific claims underlying the other excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters. We expect the cost of defending these claims may be significant pending resolution.

(2)

The excluded amounts represent the initial estimate and updates to that estimate of lease termination costs associated with the consolidation of the Company’s office locations in Santa Monica, California in December 2015. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

The following table presents a reconciliation of net loss to Non-GAAP net income for each of the periods presented:

	Year Ended December 31,
	2018	2017
	(in thousands)
Reconciliation of Net Loss to Non-GAAP Net Income:
Net loss	$(32,849)	$(28,321)
Non-GAAP adjustments:
Stock-based compensation	32,241	37,219
Certain litigation costs(1)	7,967	2,157
Lease exit costs(2)	(133)	—
Non-GAAP net income(3)	$7,226	$11,055

(1)

The excluded amounts relate to legal costs incurred in connection with the Sonic Litigation, complaints filed by non-TrueCar dealers and the California New Car Dealers Association against us and securities and consumer class action lawsuits alleging that our business model violates applicable law. We believe the exclusion of these costs is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. We do not believe significant trademark litigation like the Sonic Litigation is reflective of a trend in our underlying operations, and based on the nature of the specific claims underlying the other excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters. We expect the cost of defending these claims may be significant pending resolution.

(2)

The excluded amounts represent the initial estimate and updates to that estimate of lease termination costs associated with the consolidation of the Company’s office locations in Santa Monica, California in December 2015. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

(3)

There is no income tax impact related to the adjustments made to calculate Non-GAAP net income because of our available net operating loss carryforwards and the full valuation allowance recorded against our net deferred tax assets at December 31, 2018 and December 31, 2017.

A-2	2019 Proxy Statement

TRUECAR, INC. 120 BROADWAY SUITE 200 SANTA MONICA, CA 90401

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/TRUE2019 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E70322-P19467 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TRUECAR, INC. The Board of Directors unanimously recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐

Nominees:
01) Robert Buce 02) John Krafcik 03) Wesley Nichols

The Board of Directors unanimously recommends you vote FOR the following proposals:				For	Against	Abstain

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2019.				☐	☐	☐

3. Advisory vote to approve named executive officer compensation.				☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting or at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E70323-P19467

TRUECAR, INC.

Annual Meeting of Stockholders

May 16, 2019 8:30 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeffrey Swart as proxy with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TRUECAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, PDT on May 16, 2019, live via the Internet at www.virtualshareholdermeeting.com/TRUE2019 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side